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                                                                 EXHIBIT 99.2(d)

            FORM OF ARTICLES SUPPLEMENTARY FOR THE PREFERRED SHARES
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                             ZENIX INCOME FUND INC.

                             ARTICLES SUPPLEMENTARY
                     ESTABLISHING AND FIXING THE RIGHTS AND
                    PREFERENCES OF SHARES OF PREFERRED STOCK

Zenix Income Fund Inc., a Maryland corporation (the "Fund"), certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Fund by Article IV of its Articles of Amendment and Restatement, as heretofore amended (which, as hereafter restated or amended from time to time, are together with these Articles Supplementary herein called the "Articles"), the Board of Directors has, by resolution, authorized the issuance of 2,400 shares of its Preferred Stock, par value $0.01 per share, liquidation preference $25,000 per share, classified as Auction Rate Cumulative Preferred Shares.

SECOND: The preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Preferred Shares are as follows:

                                  DESIGNATION

2,400 shares of Preferred Stock, par value $0.01 per share, liquidation preference $25,000 per share, is hereby designated Auction Rate Cumulative Preferred Shares ("Preferred Shares"). Each share of the Preferred Shares shall have an Applicable Rate for its initial Dividend Period equal to _____% per annum and an initial Dividend Payment Date of April 26, 2000; and each share of the Preferred Shares shall have such other preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, in addition to those required by applicable law as are set forth in Part I and Part II of these Articles Supplementary. Subject to the provisions of Section 12(c) of Part I hereof, the Board of Directors of the Fund may, in the future, reclassify additional shares of the Fund's stock as Preferred Shares, with the same preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption and other terms herein described, except that the Applicable Rate for its initial Dividend Period, its initial Dividend Payment Date and any other changes in the terms herein set forth shall be as set forth in the Articles Supplementary reclassifying such shares as Preferred
Shares.

As used in Part I and Part II of these Articles Supplementary, capitalized terms shall have the meanings provided in Section 18 of Part I and Section 1 of Part II.
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                                     PART I

1.  Number of Shares; Ranking.

(a) The number of authorized shares constituting the Preferred Shares is 2,400 shares. No fractional shares of the Preferred Shares shall be issued.

(b) Any shares of the Preferred Shares which at any time have been redeemed or purchased by the Fund shall, after such redemption or purchase, have the status of authorized but unissued shares of Preferred Shares.

(C) The Preferred Shares shall rank on a parity with any other Preferred Stock as to the payment of dividends to which such shares are entitled and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund.

(d) No holder of Preferred Shares shall have, solely by reason of being such a holder, any preemptive or other right to acquire, purchase or subscribe for any Preferred Shares, shares of Common Stock of the Fund or other securities of the Fund which it may hereafter issue or sell.

2.  Dividends.

(a) The Holders of Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cumulative cash dividends on their shares at the Applicable Rate, determined as set forth in paragraph (c) of this Section 2, and no more, payable on the respective dates determined as set forth in paragraph (b) of this Section 2. Dividends on the Outstanding Preferred Shares issued on the Date of Original Issue shall accumulate from the Date of Original Issue.

(b) Dividends shall be payable when, as and if declared by the Board of Directors following the initial Dividend Payment Date, subject to subparagraph (b)(ii) of this Section 2, on the Preferred Shares as follows:

            (i)(A) with respect to any Dividend Period of one year or less on the Business Day next succeeding the last day thereof and, if any, on the 91st, 181st and 271st days thereof; and

               (B) with respect to any Dividend Period of more than one year, on a quarterly basis on each January 1, April 1, July 1 and October 1 within such Dividend Period and on the Business Day following the last day of such Dividend Period.



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(ii) If a day for payment of dividends resulting from the application of subparagraph (b)(i) above is not a Business Day, then the Dividend Payment Date shall be the day next succeeding such day, or if the day next succeeding such day for payment of dividends is not a Business Day, then the Dividend Payment Date shall be the first Business Day prior to such day for payment of dividends that is next succeeded by a Business Day; provided, however, that if the Securities Depository pays dividends in same-day funds, and such day for payment is not a Business Day, the Dividend Payment Date shall be the first Business Day following such day for payment of dividends.

(iii) The Fund shall pay to the Paying Agent not later than 3:00 p.m., New York City time on the Business Day next preceding each Dividend Payment Date for the Preferred Shares, an aggregate amount of funds available on the next Business Day in the City of New York, New York, equal to the dividends to be paid to all Holders of such shares on such Dividend Payment Date. The Fund shall not be required to establish any reserves for the payment of dividends.

(iv) All moneys paid to the Paying Agent for the payment of dividends shall be held in trust for the payment of such dividends by the Paying Agent for the benefit of the Holders specified in subparagraph (b)(v) of this Section 2. Any moneys paid to the Paying Agent in accordance with the foregoing but not applied by the Paying Agent to the payment of dividends, including interest earned on such moneys, will, to the extent permitted by law, be repaid to the Fund at the end of 90 days from the date on which such moneys were to have been so applied.

(v) Each dividend on the Preferred Shares shall be paid on the Dividend Payment Date therefor to the Holders as their names appear on the stock ledger or stock records of the Fund on the Business Day next preceding such Dividend Payment Date. Dividends in arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders as their names appear on the stock ledger or stock records of the Fund on such date, not exceeding 15 days preceding the payment date thereof, as may be fixed by the Board of Directors.

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(c)  (i)  The dividend rate on Outstanding Preferred Shares during the period from and after the Date of Original Issue to and including the last day of the initial Dividend Period therefor shall be equal to the rate per annum set forth under "Designation" above. For each subsequent Dividend Period with respect to the Preferred Shares Outstanding thereafter, the dividend rate shall be equal to the rate per annum that results from an Auction for Outstanding Preferred Shares on the respective Auction Date therefor next preceding such subsequent Dividend Period; provided, however, that if an Auction for any subsequent Dividend Period of Preferred Shares is not held for any reason or if Sufficient Clearing Orders have not been made in an Auction (other than as a result of all Preferred Shares being the subject of Submitted Hold Orders), then the dividend rate on the Preferred Shares for any such Dividend Period shall be the Maximum Applicable Rate for such shares on the Auction Date for such Dividend Period (except (i) during a Default Period when the dividend rate shall be the Default Rate, as set forth in Section 2(c)(ii) below) or (ii) after a Default Period and prior to the beginning of the next Dividend Period when the dividend rate shall be the Maximum Applicable Rate at the close of business on the last of such Default Period). With respect to a Dividend Period of 93 days or fewer, the Minimum Applicable Rate will apply automatically following an Auction in which all of the Outstanding Preferred Shares are subject (or are deemed to be subject) to Hold Orders. The rate per annum at which dividends are payable on Preferred Shares as determined pursuant to this Section 2(c)(i) shall be the "Applicable Rate."

     (ii) A "Default Period" will commence on the applicable date set forth below if the Fund fails to (A) declare prior to the close of business on the second Business Day preceding any Dividend Payment Date, for payment on or (to the extent permitted as described below) within two Business Days after such Dividend Payment Date to the persons who held shares as of 12:00 noon, New York city time, on the Business Day preceding such Dividend Payment Date, the full amount of any dividend payable on such Dividend Payment Date, (B) deposit, irrevocably in trust, in same-day funds, with the Paying Agent by 12:00 noon, New York City time, (i) on or (to the extent permitted as described below) within two Business Days after any Dividend Payment Date the full amount of any declared dividend on the Preferred Shares payable on such Dividend Payment Date (together with the failure to timely declare dividends described in (A) above, hereinafter referred to as a "Dividend

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          Default") or (ii) on or (to the extent permitted as described below)
          within two Business Days after any date fixed for redemption of Preferred Shares called for redemption, the applicable redemption price (a "Redemption Default") or (C) maintain the AAA/aaa Credit Rating unless the AAA/aaa Credit Rating is restored by the Dividend Payment Date next following the date on which the Fund fails to maintain the AAA/aaa Credit Rating (a "Rating Default" and, together with a Dividend Default and a Redemption Default, hereinafter referred to as a "Default"). A Default Period with respect to a Dividend Default or a Redemption Default will consist of the period commencing on and including the aforementioned Dividend Payment Date or redemption date, as the case may be and ending on and including the Business Day on which, by 12:00 noon, New York City time, all unpaid dividends and unpaid redemption price shall have been so deposited or shall have otherwise been made available to the applicable holders in same-day funds. A Default Period with respect to a Rating Default shall commence as of the date on which the Fund fails to maintain the AAA/aaa Credit Rating (provided that such Rating Default shall be deemed not to have occurred and such Default Period shall not commence if such Rating Default is cured by the next succeeding Dividend Payment Date) and shall end on the earlier of the date on which such default is cured as provided herein or the date on which the Preferred Shares are mandatorily redeemed as provided herein. The Applicable Rate for each Default Period, and each Dividend Period commencing during a Default Period, will be equal to the Default Rate; and each subsequent Dividend Period commencing after the beginning of a Default Period shall be a Standard Term Period: provided, however, that the commencement of a Default Period will not by itself cause the commencement of a new Dividend Period. No Auction shall be held during a Default Period. Any dividend due on any Dividend Payment Date (if, prior to 12:00 noon, New York City time, on such Dividend Payment Date, the Fund has declared such dividend payable on or within two Business Days after such

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     Dividend Payment Date to the persons who held such shares as of 12:00 noon,
     New York City time, on the Business Day preceding such Dividend Payment
     Date) or redemption price with respect to such shares not paid to such Persons when due may (if such default is not solely due to the willful failure of the Fund) be paid to such Persons in the same form of funds by 12:00 noon New York City time, on any of the first two Business Days after such Dividend Payment Date or due date, as the case may be, provided that such amount is accompanied by an additional amount for such period of non-payment at the Default Rate applied to the amount of such non-payment based on the actual number of days comprising such period divided by 360. For the purposes of the foregoing, payment to a Person in same-day funds made on or before 12:00 noon New York City time on any Business Day at any time will be considered equivalent to payment to that Person in New York Clearing House (next-day) funds at the same time on the preceding Business Day, and any payment made after 12:00 noon, New York City time, on any Business Day shall be considered to have been made instead in the same form of funds and to the same person before 12:00 noon, New York City time, on the next Business Day. The Default Rate is equal to the Reference Rate multiplied by three (3).

(iii) The amount of dividends per share payable (if declared) on each Dividend Payment Date of each Dividend Period of less than one (1) year (or in respect of dividends on another date in connection with a redemption during such Dividend Period) shall be computed by multiplying the Applicable Rate (or the Default Rate) for such Dividend Period (or a portion thereof) by a fraction, the numerator of which will be the number of days in such Dividend Period (or portion thereof) that such share was Outstanding and for which the Applicable Rate or the Default Rate was applicable and the denominator of which will be 360, multiplying the amount so obtained by $25,000, and rounding the amount so obtained to the nearest cent. During any Dividend Period of one (1) year or more, the amount of dividends per share payable on any Dividend Payment Date (or in respect of dividends on another date in connection with a redemption during such Dividend Period) shall be computed as described in the preceding sentence, except that it will be determined on the basis of a year consisting of twelve 30-day months.

(d) Any dividend payment made on the Preferred Shares shall first be credited against the earliest accumulated but unpaid dividends due with respect to the Preferred Shares.

(e) For so long as the Preferred Shares are Outstanding, except as contemplated by Section 3(j), the Fund will not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or

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     rights to subscribe for or purchase, Common Stock or other shares, if any, ranking junior to the Preferred Shares as to dividends or upon liquidation) in respect to Common Stock or any other shares of the Fund ranking junior to or on a parity with the Preferred Shares as to dividends or upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Stock or any other such junior shares (except by conversion into or exchange for shares of the Fund ranking junior to the Preferred Shares as to dividends and upon liquidation) or any such parity shares (except by conversion into or exchange for shares of the Fund ranking junior to or on a parity with the Preferred Shares as to dividends and upon liquidation), unless (i) immediately after such transaction, the Fund would have Eligible Assets with an aggregate Discounted Value at least equal to the Preferred Shares Basic Maintenance Amount and the Investment Company Act Preferred Shares Asset Coverage would be achieved, (ii) full cumulative dividends on the Preferred Shares due on or prior to the date of the transaction have been declared and paid and (iii) the Fund has redeemed the full number of Preferred Shares required to be redeemed by any provision for mandatory redemption contained in Section 3(a)(ii).

3.  Redemption.

(a)  (i)  After the initial Dividend Period, subject to the provisions of this
     Section 3 and to the extent permitted under the Investment Company Act and Maryland law, the Fund may, at its option, redeem in whole or in part out of funds legally available therefor shares of the Preferred Shares herein designated as (A) having a Dividend Period of one year or less, on the Business Day after the last day of such Dividend Period by delivering a notice of redemption not less than 15 calendar days and not more than 25 calendar days prior to such redemption, at a redemption price per share equal to $25,000, plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to the date fixed for redemption, or (B) having a Dividend Period of more than one year, on any Business Day prior to the end of the relevant Dividend Period by delivering a notice of redemption not less than 15 calendar days and not more than 25 calendar days prior to the date fixed for such redemption, at a redemption price per share equal to $25,000, plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to the date fixed for redemption, plus a redemption premium, if any, determined by the Board of Directors after consultation with the Broker-Dealers and set forth in any applicable Specific Redemption Provisions at the time of the designation of such Dividend Period


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     as set forth in Section 4 of these Articles Supplementary; provided, however, that during a Dividend Period of more than one year no shares of the Preferred Shares will be subject to optional redemption except in accordance with any Specific Redemption Provisions approved by the Board of Directors after consultation with the Broker-Dealers at the time of the designation of such Dividend Period. Notwithstanding the foregoing, the Fund shall not give a notice of or effect any redemption pursuant to this
     Section 3(a)(i) unless, on the date on which the Fund intends to give such notice and on the date of redemption (a) the Fund has available certain Deposit Securities with maturity or tender dates not later than the day preceding the applicable redemption date and having a value not less than the amount (including any applicable premium) due to Holders of the Preferred Shares by reason of the redemption of the Preferred Shares on such date fixed for the redemption and (b) the Fund would have Eligible Assets with an aggregate Discounted Value at least equal to the Preferred Shares Basic Maintenance Amount immediately subsequent to such redemption, if such redemption were to occur on such date, it being understood that the provisions of paragraph (d) of this Section 3 shall be applicable in such circumstances in the event the Fund makes the deposit and takes the other action required thereby.

     (ii) If the Fund fails to maintain, as of any Valuation Date, Eligible Assets with an aggregate Discounted Value at least equal to the Preferred Shares Basic Maintenance Amount or, as of the last Business Day of any month, the Investment Company Act Preferred Shares Asset Coverage, and such failure is not cured within five Business Days following the relevant Valuation Date in the case of a failure to maintain the Preferred Shares Basic Maintenance Amount or the last Business Day of the following month in the case of a failure to maintain the Investment Company

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          Act Preferred Shares Asset Coverage as of such last Business Day
          (respectively, the "Asset Coverage Cure Date"), the Preferred Shares will be subject to mandatory redemption out of funds legally available therefor. The number of the Preferred Shares to be redeemed in such circumstances will be equal to the lesser of (A) the minimum number of Preferred Shares the redemption of which, if deemed to have occurred immediately prior to the opening of business on the relevant Asset Coverage Cure Date, would result in the Fund having Eligible Assets with an aggregate Discounted Value at least equal to the Preferred Shares Basic Maintenance Amount, or sufficient to satisfy the Investment Company Act Preferred Shares Asset Coverage, as the case may be, in either case as of the relevant Asset Coverage Cure Date (provided that, if there is no such minimum number of shares the redemption of which would have such result, all the Preferred Shares then Outstanding will be redeemed), and (B) the maximum number of Preferred Shares that can be redeemed out of funds expected to be available therefor on the mandatory redemption date at the Mandatory Redemption Price set forth in subparagraph (a)(iv) of this Section 3.

    (iii) If the Fund at any time fails to maintain the AAA/aaa Credit Rating and the Fund is unable to restore the AAA/aaa Credit Rating within 90 calendar days thereafter (the "Rating Default Cure Date"), all Preferred Shares will be subject to mandatory redemption out of funds legally available therefor, on the Mandatory Redemption Date at the Mandatory Redemption Price set forth in subparagraph (a)(iv) of this
          Section 3.

     (iv) In determining the shares of the Preferred Shares required to be redeemed in accordance with the foregoing Section 3(a)(ii), the Fund shall allocate the number of shares required to be redeemed to satisfy the Preferred Shares Basic Maintenance Amount or the Investment Company Act Preferred Shares Asset Coverage, as the case may be, pro rata among the Holders of Preferred Shares in proportion to the number of shares they hold, subject to the further provisions of this subparagraph (iv). The Fund shall effect any required mandatory redemption pursuant to subparagraph (a)(ii) or (a) (iii) of this
          Section 3 no later than 25 calendar days after the Asset Coverage Cure Date or the Rating Default Cure Date, as the case may be (the "Mandatory Redemption Date"), except that if the Fund does not have funds legally available for the redemption of, or is not otherwise legally permitted to redeem, the number of shares of the Preferred Shares which would be required to be redeemed by the Fund under clause
          (A) of subparagraph (a)(ii) or subparagraph (a)(iii) of this Section 3 if sufficient funds were available, or the Fund otherwise is unable to effect such redemption on or prior to such Mandatory Redemption Date, the Fund shall redeem those shares of the Preferred Shares, on the earliest practicable date on which the Fund will have such funds available, upon notice pursuant to Section 3(b) to record owners of the Preferred Shares to be redeemed and the Paying Agent. The Fund will deposit with the Paying Agent funds

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          sufficient to redeem the specified number of shares of the Preferred
          Shares with respect to a redemption required under subparagraph
          (a)(ii) or subparagraph (a)(iii) of this Section 3, by 1:00 p.m., New York City time, of the Business Day immediately preceding the Mandatory Redemption Date. If fewer than all of the Outstanding Preferred Shares are to be redeemed pursuant to this Section 3(a)(iv), the number of shares to be redeemed shall be redeemed pro rata from the Holders of such shares in proportion to the number of such shares held by such Holders, by lot or by such other method as the Fund shall deem fair and equitable, subject, however, to the terms of any applicable Specific Redemption Provisions. "Mandatory Redemption Price" means $25,000 per share, plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to the date fixed for redemption, plus (in the case of a Dividend Period of one year or more only) a redemption premium, if any, determined by the Board of Directors after consultation with the Broker-Dealers and set forth in any applicable Specific Redemption Provisions.

(b) In the event of a redemption pursuant to Section 3(a), the Fund will file a notice of its intention to redeem with the Securities and Exchange Commission so as to provide at least the minimum notice required under Rule 23c-2 under the Investment Company Act or any successor provision. In addition, the Fund shall deliver a notice of redemption to the Auction Agent (the "Notice of Redemption") containing the information set forth below (i) in the case of an optional redemption pursuant to subparagraph
     (a)(i) above, one Business Day prior to the giving of notice to the Holders, (ii) in the case of a mandatory redemption pursuant to subparagraph (a)(ii) or subparagraph (a)(iii) above, on or prior to the 25th calendar day preceding the Mandatory Redemption Date. The Auction Agent will use its reasonable efforts to provide telephonic notice to each Holder of Preferred Shares called for redemption not later than the close of business on the Business Day immediately following the day on which the Auction Agent determines the shares to be redeemed (or, during a Default Period with respect to such shares, not later than the close of business on the Business Day immediately following the day on which the Auction Agent receives Notice of Redemption from the Fund). The Auction Agent shall confirm such telephonic notice in writing not later than the close of business on the third Business Day preceding the date fixed for redemption by providing the Notice of Redemption to each Holder of shares called for redemption, the Paying

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     Agent (if different from the Auction Agent) and the Securities Depository.
     Notice of Redemption will be addressed to the registered owners of the Preferred Shares at their addresses appearing on the share records of the Fund. Such Notice of Redemption will set forth (i) the date fixed for redemption, (ii) the number and identity of the Preferred Shares to be redeemed, (iii) the redemption price (specifying the amount of accumulated dividends to be included therein), (iv) that dividends on the shares to be redeemed will cease to accumulate on such date fixed for redemption, and
     (v) the provision under which redemption shall be made. No defect in the Notice of Redemption or in the transmittal or mailing thereof will affect the validity of the redemption proceedings, except as required by applicable law. If fewer than all shares held by any Holder are to be redeemed, the Notice of Redemption mailed to such Holder shall also specify the number of shares to be redeemed from such Holder.

(c) Notwithstanding the provisions of paragraph (a) of this Section 3 no Preferred Shares may be redeemed unless all dividends in arrears on the Outstanding shares of the Preferred Shares and all capital stock of the Fund ranking on a parity with the Preferred Shares with respect to payment of dividends or upon liquidation, have been or are being contemporaneously paid or set aside for payment; provided, however, that the foregoing shall not prevent the purchase or acquisition of all Outstanding Preferred Shares pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to, and accepted by, Holders of all Outstanding Preferred Shares.

(d) Upon the deposit of funds sufficient to redeem Preferred Shares with the Paying Agent and the giving of the Notice of Redemption to the Auction Agent under paragraph (b) of this Section 3, dividends on such shares shall cease to accumulate and such shares shall no longer be deemed to be Outstanding for any purpose (including, without limitation, for purposes of calculating whether the Fund has maintained the requisite Preferred Shares Basic Maintenance Amount or the Investment Company Act Preferred Shares Asset Coverage), and all rights of the holder of the shares so called for redemption shall cease and terminate, except the right of such holder to receive the redemption price specified herein, but without any interest or other additional amount. Such redemption price shall be paid by the Paying Agent to the nominee of the Securities Depository. The Fund shall be entitled to receive from the Paying Agent, promptly

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

     after the date fixed for redemption, any cash deposited with the Paying Agent in excess of (i) the aggregate redemption price of the shares of the Preferred Shares called for redemption on such date and (ii) such other amounts, if any, to which Holders of shares of the Preferred Shares called for redemption may be entitled. Any funds so deposited that are unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be paid to the Fund, after which time the Holders of shares of the Preferred Shares so called for redemption may look only to the Fund for payment of the redemption price and all other amounts, if any, to which they may be entitled. The Fund shall be entitled to receive, from time to time after the date fixed for redemption, any interest earned on the funds so deposited.

(e) To the extent that any redemption for which Notice of Redemption has been given is not made by reason of the absence of legally available funds therefor, or is otherwise prohibited, such redemption shall be made as soon as practicable to the extent such funds become legally available or such redemption is no longer otherwise prohibited. Failure to redeem shares of the Preferred Shares shall be deemed to exist at any time after the date specified for redemption in a Notice of Redemption when the Fund shall have failed, for any reason whatsoever, to deposit in trust with the Paying Agent the redemption price with respect to any shares for which such Notice of Redemption has been given. Notwithstanding the fact that the Fund may not have redeemed shares of the Preferred Shares for which a Notice of Redemption has been given, dividends may be declared and paid on shares of the Preferred Shares and shall include those shares of the Preferred Shares for which Notice of Redemption has been given but for which deposit of funds has not been made.

(f) All moneys paid to the Paying Agent for payment of the redemption price of shares of the Preferred Shares called for redemption shall be held in trust by the Paying Agent for the benefit of holders of shares so to be redeemed.

(g) So long as any shares of the Preferred Shares are held of record by the nominee of the Securities Depository, the redemption price for such shares will be paid on the date fixed for redemption to the nominee of the Securities Depository for distribution to Agent Members for distribution to the persons for whom they are acting as agent.

(h) Except for the provisions described above, nothing contained in these Articles Supplementary limits any

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     right of the Fund to purchase or otherwise acquire any shares of the
     Preferred Shares outside of an Auction at any price, whether higher or lower than the price that would be paid in connection with an optional or mandatory redemption, so long as, at the time of any such purchase, there is no arrearage in the payment of dividends on, or the mandatory or optional redemption price with respect to, any shares of the Preferred Shares for which Notice of Redemption has been given and the Fund is in compliance with the Investment Company Act Preferred Shares Asset Coverage and has Eligible Assets with an aggregate Discounted Value at least equal to the Preferred Shares Basic Maintenance Amount after giving effect to such purchase or acquisition on the date thereof. Any shares which are purchased, redeemed or otherwise acquired by the Fund shall have no voting rights. If fewer than all the Outstanding shares of the Preferred Shares are redeemed or otherwise acquired by the Fund, the Fund shall give notice of such transaction to the Auction Agent, in accordance with the procedures agreed upon by the Board of Directors.

(i) In the case of any redemption pursuant to this Section 3 only whole shares of the Preferred Shares shall be redeemed, and in the event that any provision of the Articles would require redemption of a fractional share, the Auction Agent shall be authorized to round up so that only whole shares are redeemed.

(j) Notwithstanding anything herein to the contrary, including, without limitation, Sections 2(e) and 12 of Part I hereof, the Board of Directors may authorize, create or issue any class or series of stock ranking prior to or on a parity with the Preferred Shares with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund, to the extent permitted by the Investment Company Act, as amended, if, upon issuance, the net proceeds from the sale of such stock (or such portion thereof needed to redeem or repurchase the Outstanding Preferred Shares) are deposited with the Auction Agent in accordance with Section 3(d) of Part I hereof, Notice of Redemption as contemplated by Section 3(b) of Part I hereof has been delivered prior thereto or is sent promptly thereafter, and such proceeds are used to redeem all Outstanding Preferred Shares.

4.  Designation of Dividend Period.

(a) The initial Dividend Period for the Preferred Shares is as set forth under "Designation" above. The Fund will designate the duration of subsequent Dividend Periods of the Preferred Shares; provided, however, that no such designation is necessary for a Standard Term Period and, provided further, that any designation of an Alternate Term Period shall be effective only if (i) notice thereof shall have been given as provided herein, (ii) any failure to pay in a timely manner to the Auction Agent the full amount of any dividend on, or the redemption price of, the Preferred Shares shall have been cured as provided above, (iii) Sufficient Clearing Orders shall have existed in an Auction held on the Auction Date immediately preceding the first day of such proposed Alternate Term Period, (iv) if the Fund shall have mailed a Notice of Redemption with respect to any shares, the redemption price with respect to such shares shall have been deposited with the Paying Agent, and (v) in the case of the designation of an Alternate Term Period, the Fund has confirmed that as of the Auction Date next preceding the first day of such Alternate Term Period, it has Eligible Assets with an aggregate Discounted Value at least equal to the Preferred Shares Basic Maintenance Amount, and the Fund has consulted with the Broker-Dealers and has provided notice of such designation and a Preferred Shares Basic Maintenance Certificate to S&P (if S&P is then rating the Preferred Shares), Moody's (if Moody's is then rating the Preferred Shares) and any Other Rating Agency which is then rating the Preferred Shares and so requires.

(b) If the Fund proposes to designate any Alternate Term Period, not fewer than 15 (or two Business Days in the event the duration of the Dividend Period prior to such Alternate Term Period is fewer than 15 days) nor more than 30 days prior to the first day of such Alternate Term Period, notice shall be
     (i) made by press release and (ii) communicated by the Fund by telephonic or other means to the Auction Agent and confirmed in writing promptly thereafter. Each such notice shall state (A) that the Fund proposes to exercise its option to designate a succeeding Alternate Term Period, specifying the first and last days thereof and (B) that the Fund will by 3:00 p.m., New York City time, on the second Business Day next preceding the first day of such Alternate Term Period, notify the Auction Agent, who will promptly notify the Broker-Dealers, of either (x) its determination, subject to certain conditions, to proceed with such Alternate Term Period, subject to the terms of any Specific Redemption Provisions, or (y) its determination not to proceed with such Alternate Term Period, in which latter event the succeeding Dividend Period shall be a Standard Term Period. No later than 3:00 p.m., New York City time, on the second Business Day next preceding the first day of any proposed Alternate Term Period, the Fund shall deliver to the Auction Agent, who will promptly deliver to the Broker-Dealers and Existing Holders, either:

     (i) a notice stating (A) that the Fund has determined to designate the next succeeding Dividend Period as an Alternate Term Period, specifying the first and last days thereof and (B) the terms of any Specific Redemption Provisions; or

     (ii) a notice stating that the Fund has determined not to exercise its option to designate an Alternate Term Period.

          If the Fund fails to deliver either such notice with respect to any designation of any proposed Alternative Term Period to the Auction Agent or is unable to make the confirmation provided in clause (v) of Paragraph (a) of this Section 4 by 3:00 p.m., New York City time, on the second Business Day next preceding the first day of such proposed Alternate Term Period, the Fund shall be deemed to have delivered a notice to the Auction Agent with respect to such Dividend Period to the effect set forth in clause (ii) above, thereby resulting in a Standard Term Period.

5.   Restrictions on Transfer.

     The Preferred Shares may be transferred only (a) pursuant to an Order placed in an Auction, (b) to or through a Broker-Dealer, (c) to a Person that has delivered a signed Master Purchaser's Letter to the Auction Agent or (d) to the Fund or any Affiliate. Notwithstanding the foregoing, a transfer other than pursuant to an Auction will not be effective unless the selling Existing Holder or the Agent Member of such Existing Holder, in the case of an Existing Holder whose shares are listed in its own name on the books of the Auction Agent, or the Broker-Dealer or Agent Member of such Broker-Dealer, in the case of a transfer between persons holding shares of the Preferred Shares through different Broker-Dealers, advises the Auction Agent of such transfer. The certificates representing the shares of the Preferred Shares issued to the Securities Depository will bear legends with respect to the restrictions described above and stop-transfer instructions will be issued to the Transfer Agent and/or Registrar.

6.   Voting Rights.

     (a) Except as otherwise provided in the Articles or as otherwise required by applicable law, (i) each Holder of shares of the Preferred Shares shall be entitled to one vote for each share of the Preferred Shares held on each matter on which the Holders of the Preferred Shares are entitled to vote, and (ii) the Holders of the Outstanding shares of the Preferred Shares and shares of Common Stock shall vote together as a single class on all matters submitted to the stockholders; provided, however, that, at any meeting of the stockholders of the Fund held for the election of directors, (a) the Holders of a majority of the Outstanding shares of the Preferred Shares, represented in person or by proxy at said meeting, shall be entitled, as a class, to the exclusion of the Common Stock, to elect two directors of the Fund, each share of the Preferred Shares entitling the Holder thereof to one vote, (b) the holders of a majority of the outstanding shares of Common Stock, represented in person or by proxy at said meeting, shall be entitled, as a class, to the exclusion of the holders of the Preferred Shares, to elect two Directors of the Fund, each share of Common Stock entitling the holder thereof to one vote. The identities of the nominees of which directorships may be fixed by the Board of Directors. Subject to paragraph (b) of this Section 6, the holders of a majority of Outstanding shares of Common Stock and Preferred Shares, voting together as a single class, shall be entitled to elect the balance of the directors.

     (b) If at any time dividends on the Preferred Shares shall be unpaid in an amount equal to two full years' dividends on the Preferred Shares (a "Voting Period"), the number of directors constituting the Board of Directors shall be automatically increased by the smallest number of additional directors that, when added to the number of directors then constituting the Board of Directors, shall (together with the two directors elected by the holders of Preferred Shares pursuant to paragraph (a) of this Section 6) constitute a majority of such increased number, and the holders of Preferred Shares shall be entitled, voting as a single class on a one-vote-per-share basis (to the exclusion of the holders of all other securities and classes of capital stock of the Fund), to elect the smallest number of such additional directors of the Fund that shall constitute a majority of the total number of directors of the Fund so increased.

     (c) The Voting Period and the voting rights so created upon the occurrence of the conditions set forth in paragraph (b) of this Section 6 shall continue unless and until all dividends in arrears on the Preferred Shares shall have been paid or declared and sufficient Deposit Securities set apart for the payment of such dividends. Upon the termination of a Voting Period, the voting rights described in paragraph (b) of this Section 6 shall cease, subject always, however, to the revesting of such voting rights in the holders of Preferred Shares upon the further occurrence of any of the events described in paragraph (b) of this Section 6.

     (d) As soon as practicable after the accrual of any right of the holders of Preferred Shares to elect directors pursuant to paragraph (b) of this
         Section 6, the Fund shall notify the Auction Agent and shall call a special meeting of the holders of Preferred Shares, by notice duly given to such holders by the Fund or by the Auction Agent on behalf of the Fund, which meeting shall be held not less than 10 nor more than 60 days after the date of mailing of such notice. If the Fund does not give notice of such special meeting, or cause such notice to be given on its behalf by the Auction Agent as provided above, the meeting may be called by any holder of Preferred Shares on like notice. The record date for determining the holders of Preferred Shares entitled to notice of and to vote at such special meeting shall be the close of business on the fifth Business Day preceding the day on which such notice is given. At any such special meeting and at each meeting at which directors are elected held during a Voting Period, the holders of Preferred Shares, voting together as a class (to the exclusion of the holders of all other securities and classes of capital stock of the
         Fund), shall be entitled to elect the number of directors prescribed in paragraph (b) of this Section 6 on a one-vote-per-share basis. At any such meeting or adjournment thereof in the absence of a quorum, a majority of the holders of the shares of Preferred Shares present in person or by proxy shall have the power to adjourn the meeting without notice, other than an announcement at the meeting, until a quorum is present.

     (e) The holders of the Preferred Shares shall also have the voting rights provided for in Article VI of the Fund's Articles of Amendment and Restatement as amended.

     (f) For purposes of determining any rights of the holders of Preferred Shares to vote on any matter, whether such right is created by the Charter, by statute or otherwise, if redemption of some or all of the Preferred Shares is required, no holder of Preferred Shares shall be entitled to vote and no share of Preferred Shares shall be deemed to be "outstanding" for the purpose of voting or determining the number of shares required to constitute a quorum, if prior to or concurrently with the time of determination of shares of Preferred Shares entitled to vote or shares of Preferred Shares deemed outstanding for quorum purposes, as the case may be, sufficient Deposit Securities for the redemption of such shares have been deposited in trust with the Custodian for that purpose and the requisite Notice of Redemption with respect to such shares shall have been given as provided in paragraph
         (b) of Section 3.

     (g) The terms of office of all persons who are directors of the Fund at the time of a special meeting of holders of the Preferred Shares to elect directors pursuant to paragraph (b) of this Section 6 shall continue, notwithstanding the election at such meeting by the holders of the number of directors that they are entitled to elect, and the persons so elected by such holders, together with the incumbent directors, shall constitute the duly elected directors of the Fund.

     (h) Simultaneously with the expiration of a Voting Period, the terms of office of the directors elected by the holders of Preferred Shares pursuant to paragraph (b) of this Section 6 shall terminate, the two directors elected by the holders of the Common Stock as a separate class, the two directors elected by the holders of the Preferred Shares as a separate class and the remaining directors elected by the holders of Common Stock and Preferred Shares together as a single class pursuant to paragraph (a) of this Section 6 and who are incumbent shall constitute the directors of the Fund and the voting rights of the holders of Preferred Shares to elect directors pursuant to paragraph
         (b) shall cease, subject to reinstatement as provided in paragraph (c) of this Section 6.

     (i) Unless otherwise required by law on the Fund's charter documents, the holders of Preferred Shares shall not have any relative rights or preferences or other special rights other than those specifically set forth herein. In the event that the Fund fails to pay any dividends on the shares of Preferred Shares or the Fund fails to redeem any shares of Preferred Shares which it is required to redeem, or any other event occurs which requires the mandatory redemption of Preferred Shares and the required Notice of Redemption has not been given, other than the rights set forth in paragraph (a) of Section 3, the exclusive remedy of the holders of Preferred Shares shall be the right to vote for directors pursuant to the provisions of paragraph (b) of this Section
         6. In no event shall the holders of Preferred Shares have any right to sue for, or bring a proceeding with respect to, such dividends or redemptions or damages for the failure to receive the same.

     (j) For so long as shares of Preferred Shares are outstanding, the Fund shall not declare, pay, or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, Common Stock or other stock ranking junior to the Preferred Shares as to dividends or upon liquidation) in respect of the Common Stock or any other stock of the Fund ranking junior to the Preferred Shares as to dividends or upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any shares of Common Stock or any other stock of the Fund ranking junior to the Preferred Shares as to dividends or upon liquidation (except by conversion into or exchange for stock of the Fund ranking junior to the Preferred Shares as to dividends and upon liquidation), unless, in each case, (A) immediately thereafter, the Basic Maintenance Amount and the Investment Company Act Asset Coverage would be achieved, (B) full cumulative dividends on all shares of Preferred Shares due on or prior to the date of the transaction have been declared and paid (or sufficient Deposit Securities maturing on or prior to the date fixed for their payment have been set apart for their payment) and (C) the Fund has redeemed the full number of shares of Preferred Shares required to be redeemed by any provision contained in the Charter for mandatory redemption.

     (k) So long as any Preferred Shares are outstanding, the Fund may not, without the affirmative vote of the holders of a majority of the Preferred Shares outstanding at the time, in person or by proxy, either in writing or at a meeting, voting as a separate class, file a voluntary application for relief under Federal bankruptcy law or any similar application for relief under Federal bankruptcy law or any similar application under state for as long as the Fund is solvent and does not foresee becoming insolvent.

     (l) The Board of Directors, without the vote or consent of any Holder of the Preferred Shares, or any other stockholder of the Fund, may from time to time amend, alter or repeal any or all of the definitions of the terms or provisions listed below, and any such amendment, alteration or repeal will not be deemed to affect the preferences, rights or powers of shares of the Preferred Shares or the Holders thereof, provided that the Board of Directors receives written confirmation from S&P (if S&P is then rating the Preferred Shares) and Moody's (if Moody's is then rating the Preferred Shares) (with such confirmation in no event being required to be obtained from a particular rating agency in the case of the definitions relevant only to and adopted in connection with the rating of the Preferred Shares, if any, by any other rating agency) that such amendment, alteration or repeal would not impair the rating then assigned by S&P or Moody's, respectively. In addition, the Board of Directors, without the vote or consent of any Holder of the Preferred Shares, or any other stockholder of the Fund, may from time to time adopt, amend, alter or repeal any or all of any additional or other definitions or add covenants and other obligations of the Fund (e.g., maintenance of minimum liquidity level) or confirm the applicability of covenants and other obligations set forth herein in connection with obtaining or maintaining the rating of S&P, Moody's or any Other Rating Agency with respect to the Preferred Shares, and any such amendment, alteration or repeal will not be deemed to affect the preferences, rights or powers of the Preferred Shares or the Holders thereof, provided the Board of Directors receives written confirmation from the relevant rating agency (such confirmation in no event being required to be obtained from a particular rating agency with respect to definitions or other provisions relevant only to another rating agency's rating) that any such amendment, alteration or repeal would not adversely affect the rating then assigned by such rating agency.

Definitions and Provisions Subject to Change by Director Action

          Asset Coverage Cure Date
          Deposit Securities
          Discounted Value
          Exposure Period
          Investment Company Act Asset Coverage Cure Date
          Investment Company Act Preferred Shares Asset Coverage
          Market Value
          Maximum Applicable Rate
          Minimum Applicable Rate
          Moody's Discount Factor
          Moody's Eligible Assets
          Moody's Industry Classification
          Preferred Shares Basic Maintenance Amount
          Preferred Shares Basic Maintenance Certificate
          S&P Discount Factor
          S&P Eligible Assets
          S&P Industry Classification
          Short Term Money Market Instruments
          Valuation Date
          Volatility Factor

          Last Paragraph of Section 12 (concerning valuation of options)

     In addition, subject to compliance with applicable law, the Board of Directors may amend the definition of Maximum Applicable Rate to increase the percentage amount by which the Reference Rate is multiplied to determine the Maximum Applicable Rate shown therein without the vote or consent of the holders of the shares of the Preferred Shares, or any other stockholder of the Fund, and without receiving any confirmation from any rating agency after consultation with the Broker-Dealers, provided that immediately following any such increase the Fund would be in compliance with the Preferred Shares Basic Maintenance Amount.

     The foregoing voting provisions will not apply with respect to the Preferred Shares if, at or prior to the time when a vote is required, such shares have been (i) redeemed or (ii) called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

7.  Liquidation Rights.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Fund, whether voluntary or involuntary, the holders of shares of Preferred Shares shall be entitled to receive out of the assets of the Fund available for distribution to stockholders, after claims of creditors but before any distribution or payment shall be made in respect of the Common Stock or any other stock of the Fund ranking junior to the Preferred Shares as to liquidation payments, a liquidation distribution in the amount of $25,000 per share (the "Liquidation Preference"), plus an amount equal to all unpaid dividends accrued to and including the date fixed for such distribution or payment (whether or not declared by the Fund, but excluding interest thereon), but such holders shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up.

(b) If, upon any such liquidation, dissolution or winding up of the affairs of the Fund, whether voluntary or involuntary, the assets of the Fund available for distribution among the holders of all outstanding shares of Preferred Shares shall be insufficient to permit the payment in full to such holders of the amounts to which they are entitled, then such available assets shall be distributed among the holders of shares of Preferred Shares ratably in any such distribution of assets according to the respective amounts which would be payable on all such shares if all amounts thereon were paid in full. Unless and until payment in full has been made to the holders of shares of Preferred Shares of the liquidation distributions to which they are entitled, no dividends or distributions will be made to holders of the Common Stock or any other stock of the Fund ranking junior to the Preferred Shares as to liquidation.

(c) Neither the consolidation nor merger of the Fund with or into any other corporation or corporations, nor the sale, lease, exchange or transfer by the Fund of all or substantially all of its property and assets, shall be deemed to be a liquidation, dissolution or winding up of the Fund for purposes of this section 7.

(d) After the payment to the Holders of the Preferred Shares of the full preferential amounts provided for in this Section 7, the Holders of the Preferred Shares as such shall have no right or claim to any of the remaining assets of the Fund.

8.   Auction Agent.

     For so long as any shares of the Preferred Shares are Outstanding, the Auction Agent, duly appointed by the Fund to so act, shall be in each case a commercial bank, trust company or other financial institution independent of the Fund and its Affiliates (which, however, may engage or have engaged in business transactions with the Fund or its Affiliates) and at no time shall the Fund or any of its Affiliates act as the Auction Agent in connection with the Auction Procedures. If the Auction Agent resigns or for any reason its appointment is terminated during any period that any shares of the Preferred Shares are Outstanding, the Fund shall use its best efforts promptly thereafter to appoint another qualified commercial bank, trust company or financial institution to act as the Auction Agent.

9.   Investment Company Act Preferred Shares Asset Coverage.

     The Fund shall maintain, as of each Valuation Date on which any share of the Preferred Shares is Outstanding, asset coverage with respect to the Preferred Shares which is equal to or greater than the Investment Company Act Preferred Shares Asset Coverage; provided, however, that Section 3(a)(ii) shall be the sole remedy in the event the Fund fails to do so.

10.  Preferred Shares Basic Maintenance Amount.

     So long as shares of the Preferred Shares are Outstanding and S&P, Moody's or any Other Rating Agency which so requires is then rating the Preferred Shares, the Fund shall maintain, as of each Valuation Date, S&P Eligible Assets (if S&P is then rating the Preferred Shares), Moody's Eligible Assets (if Moody's is then rating the Preferred Shares) and (if applicable) Other Rating Agency Eligible Assets having an aggregate Discounted Value equal to or greater than the Preferred Shares Basic Maintenance Amount; provided, however, that Section 3(a)(ii) shall be the sole remedy in the event the Fund fails to do so.

11.  [Reserved]

12.  Certain Other Restrictions.

     For so long as any shares of the Preferred Shares are Outstanding and S&P, Moody's or any Other Rating Agency which so requires is then rating such shares, the Fund will not, unless it has received written confirmation from S&P (if S&P is then rating the Preferred Shares), Moody's (if Moody's is then rating the Preferred Shares) and (if applicable) such Other Rating Agency that any such action would not impair the rating then assigned by such rating agency to the Preferred Shares, engage in any one or more of the following transactions:

(a) purchase or sell futures contracts or options thereon with respect to portfolio securities or write unsecured put or uncovered call options on portfolio securities, engage in options transactions involving cross-hedging, or enter into any swap transaction;

(b) borrow money, except that the Fund may, without obtaining the written confirmation described above, borrow money for the purpose of clearing transactions in portfolio securities; provided that such borrowings shall under any circumstances be limited to the lesser of $10 million and an amount equal to 5% of the Market Value of the Fund's assets at the time of such borrowings, the Preferred Shares Basic Maintenance Amount would continue to be satisfied after giving effect to such borrowing and the borrowing matures in not more than 60 days and shall not be extended or renewed;

(c) except in connection with a refinancing of the Preferred Shares, issue any class of stock ranking prior to or on a parity with the Preferred Shares with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the Fund, or reissue any shares of the Preferred Shares previously purchased or redeemed by the Fund;

(d)  engage in any short sales of securities;

(e)  lend portfolio securities;

(f)  merge or consolidate into or with any other fund; or

(g)  engage in any reverse repurchase agreeement.

(h) For so long as any shares of the Preferred Shares are outstanding and S&P is then rating such shares, the Fund will not, unless it has received written confirmation from S&P that such action would not impair the rating then assigned to the Preferred Shares by S&P, change the pricing service to a service other than Muller's Data Corporation or any other S&P approved pricing service.

(i) For purposes of valuation of Moody's Eligible Assets: (A) if the Fund writes a call option, the underlying asset will be valued as follows: (1) if the option is exchange-traded and may be offset readily or if the option expires before the earliest possible redemption of the Preferred Shares, at the lower of the Discounted Value of the underlying security of the option and the exercise price of the option or (2) otherwise, it has no value; (B) if the Fund writes a put option, the underlying asset will be valued as follows: the lesser of (1) exercise price and (2) the Discounted Value of the underlying security; and (C) call or put option contracts which the Fund buys have no value. For so long as the Preferred Shares are rated by
     Moody's: (A) the Fund will not engage in options transactions for leveraging or speculative purposes; (B) the Fund will not write or sell any anticipatory contracts pursuant to which the Fund hedges the anticipated purchase of an asset prior to completion of such purchase; (C) the Fund will not enter into an option transaction with respect to portfolio securities unless, after giving effect thereto, the Fund would continue to have Eligible Assets with an aggregate Discounted Value equal to or greater than the Preferred Shares Basic Maintenance Amount; (D) the Fund will not enter into an option transaction with respect to portfolio securities unless after giving effect to such transaction the Fund would continue to be in compliance with the provisions relating to the Preferred Shares Basic Maintenance Amount; (E) for purposes of the Preferred Shares Basic Maintenance Amount assets in margin accounts are not Eligible Assets;
     (F) the Fund shall write only exchange-traded options on exchanges approved by Moody's (if Moody's is then rating the Preferred Shares); (G) where delivery may be made to the Fund with any of a class of securities, the Fund shall assume for purposes of the Preferred Shares Basic Maintenance Amount that it takes delivery of that security which yields it the least value; (H) the Fund will not engage in forward contracts; and (I) there shall be a quarterly audit made of the Fund's options transactions by the Fund's independent accountants to confirm that the Fund is in compliance with these standards.

     For so long as any Preferred Shares are rated by S&P, the Fund will not purchase or sell futures contracts, write, purchase or sell options on futures contracts or write put options (except covered put options) or call options (except covered call options) on portfolio securities unless it receives written confirmation from S&P that engaging in such transactions will not impair the ratings then assigned to the Preferred Shares by S&P, except that the Fund may purchase or sell futures contracts based on the Bond Buyer Municipal Bond Index (the "Municipal Index") or United States Treasury Bonds or Notes ("Treasury Bonds") and write, purchase or sell put and call options on such contracts (collectively, "S&P Hedging Transactions"), subject to the following limitations: 1) the Fund will not engage in any S&P Hedging Transaction based on the Municipal Index (other than transactions which terminate a futures contract or option held by the Fund by the Fund's taking an opposite position thereto ("Closing Transactions")), which would cause the Fund at the time of such transaction to own or have sold the least of (A) more than 1,000 outstanding futures contracts based on the Municipal Index, (B) outstanding futures contracts based on the Municipal Index exceeding in number 25% of the quotient of the Market Value of the Fund's total assets divided by $1,000 or (C) outstanding futures contracts based on the Municipal Index exceeding in number 10% of the average number of daily traded futures contracts based on the Municipal Index in the 30 days preceding the time of effecting such transaction as reported by The Wall Street Journal; (2) the Fund will not engage in any S&P Hedging Transaction based on Treasury Bonds (other than Closing Transactions) which would cause the Fund at the time of such transaction to own or have sold the lesser of (A) outstanding futures contracts based on Treasury Bonds and on the Municipal Index exceeding in number 25% of the quotient of the Market Value of the Fund's total assets divided by $100,000 ($200,000 in the case of the two-year United States Treasury Note) or (B) outstanding futures contracts based on Treasury Bonds exceeding in number 10% of the average number of daily traded futures contracts based on Treasury Bonds in the 30 days preceding the time of effecting such transaction as reported by The Wall Street Journal; (3) the Fund will engage in Closing Transactions to close out any outstanding futures contract which the Fund owns or has sold or any outstanding option thereon owned by the Fund in the event (A) the Fund does not have S&P Eligible Assets with an aggregate Discounted Value equal to or greater than the Preferred Shares Basic Maintenance Amount on two consecutive Valuation Dates and (B) the Fund is required to pay Variation Margin on the second such Valuation Date; (4) the Fund will engage in a Closing Transaction to close out any outstanding futures contract or option thereon in the month prior to the delivery month under the terms of such futures contract or option thereon unless the Fund holds the securities deliverable under such terms; and (5) when the Fund writes a futures contract or option thereon, it will either maintain an amount of cash, cash equivalents or high grade (rated BBB or better by S&P), fixed-income securities in a segregated account with the Fund's custodian, so that the amount so segregated plus the amount of Initial Margin and Variation Margin held in the account of or on behalf of the Fund's broker with respect to such futures contract or option equals the Market Value of the futures contract or option, or, in the event the Fund writes a futures contract or option thereon which requires delivery of an underlying security, it shall hold such underlying security in its portfolio. For purposes of this Section 12(h), "Initial Margin" means the amount of cash or securities deposited with a broker as a margin payment at the time of purchase or sale of a futures contract, and "Variation Margin" means, in connection with an outstanding futures contract owned or sold by the Fund, the amount of cash or securities paid to or received from a broker (subsequent to the Initial Margin payment) from time to time as the price of such futures contract fluctuates.

     For purposes of determining whether the Fund has S&P Eligible Assets with a Discounted Value that equals to exceeds the Preferred Shares Basic Maintenance Amount, the Discounted Value of cash or securities held for the payment of Initial Margin or Variation Margin shall be zero and the aggregate
Discounted Value of S&P Eligible Assets shall be reduced by an amount equal to (i) 30% of the aggregate settlement value, as marked to market, of any outstanding futures contracts based on the Municipal Index which are owned by the Fund plus (ii) 25% of the aggregate settlement value, as marked to market, of any outstanding futures contracts based on Treasury Bonds which contracts are owned by the Fund.

13.  Compliance Procedures for Asset Maintenance Tests.

     For so long as any shares of the Preferred Shares are Outstanding and S&P, Moody's or any Other Rating Agency which so requires is then rating such shares:

     (a) As of each Valuation Date, the Fund shall determine in accordance with the procedures specified herein (i) the Market Value of each Eligible Asset owned by the Fund on that date, (ii) the Discounted Value of each such Eligible Asset using the Discount Factors, (iii) whether the Preferred Shares Basic Maintenance Amount is met as of that date and
          (iv) the value of the portfolio holdings of the Fund.

     (b) Upon any failure to maintain the required Preferred Shares Basic Maintenance Amount or Investment Company Act Preferred Shares Asset Coverage on any Valuation Date, the Fund may use reasonable commercial efforts (including, without limitation, altering the composition of its portfolio, purchasing shares of the Preferred Shares outside of an Auction or in the event of a failure to file a certificate on a timely basis, submitting the requisite certificate), subject to the fiduciary obligations of the Board of Directors, to reattain (or certify in the case of a failure to file on a timely basis, as the case may be) the required Preferred Shares Basic Maintenance Amount or the Investment Company Act Preferred Shares Basic Maintenance Asset Coverage on or prior to the Preferred Shares Asset Coverage Cure Date or Investment Company Act Preferred Shares Asset Coverage Cure Date, as the case may be.

     (c) Compliance with the Preferred Shares Basic Maintenance Amount and Investment Company Act Asset Coverage Tests shall be determined with reference to those shares of the Preferred Shares which are deemed to be Outstanding hereunder.

     (d) The Fund shall deliver a certificate which sets forth a determination of items (i)-(iii) of paragraph (a) of this Section 13 (a "Preferred Shares Basic Maintenance Certificate") (i) to the Auction Agent, S&P (if S&P is then rating the Preferred Shares), Moody's (if Moody's is then rating the Preferred Shares) and any Other Rating Agency which is then rating the Preferred Shares and which so requires as of (A) the Valuation Date preceding the Date of Original Issue and (B) any Valuation Date on which the Fund fails to have Eligible Assets with an aggregate Discounted Value at least equal to 125% of the Preferred Shares Basic Maintenance Amount, (ii) to the Auction Agent, S&P (if S&P is then rating the Preferred Shares), Moody's (if Moody's is then rating the Preferred Shares) and any Other Rating Agency which is then rating the Preferred Shares and which so requires (A) if the Fund fails to have Eligible Assets with an aggregate Discounted Value at least equal to the Preferred Shares Basic Maintenance Amount on any Valuation Date, and (B) on request by S&P (if S&P is then rating the Preferred Shares), Moody's (if Moody's is then rating the Preferred Shares), or any Other Rating Agency which is then rating the Preferred Shares, (iii) to the Auction Agent, S&P (if S&P is then rating the Preferred Shares), Moody's (if Moody's is then rating the Preferred Shares) and any Other Rating Agency which is then rating the Preferred Shares and which so requires as of (A) the Valuation Date next following the date of redemption by the Fund of shares of Common Stock which, together with all other shares of Common Stock purchased during the six months preceding such date, equal in excess of 1,000,000 shares of Common Stock, and (B) the last Valuation Date of each fiscal quarter and a Valuation Date during such fiscal quarter randomly selected by the Fund's independent accountants as provided in Section 13(g), and (iv) to the Auction Agent, S&P (if S&P is then rating the Preferred Shares), Moody's (if Moody's is then rating the Preferred Shares) and any Other Rating Agency which is then rating the Preferred Shares and which so requires as of a Business Day on or before any Asset Coverage Cure Date relating to the Fund's cure of a failure to have Eligible Assets with an aggregate Discounted Value at least equal to the Preferred Shares Basic Maintenance Amount. Such Preferred Shares Basic Maintenance Certificate shall be delivered in the case of clause (i)(A) as of the Valuation Date preceding the Date of Original Issue and in the case of clauses (i)(B), (ii), (iii) and (iv) above on or before the seventh Business Day after the relevant Valuation Date or Asset Coverage Cure Date.

(e) The Fund shall deliver to the Auction Agent, S&P (if S&P is then rating the Preferred Shares), Moody's (if Moody's is then rating the Preferred Shares), and any Other Rating Agency which is then rating the Preferred Shares and which so requires a certificate with respect to the calculation of the Investment Company Act Preferred Shares Asset Coverage and the value of the portfolio holdings of the Fund (an "Investment Company Act Preferred Shares Asset Coverage Certificate") (i) as of the Valuation Day preceding the Date of Original Issue, and (ii) as of (A) the last Valuation Date of each quarter thereafter, and (B) as of the Business Day on or before the Asset Coverage Cure Date relating to the failure to satisfy the Investment Company Act Preferred Shares Asset Coverage. Such Investment Company Act Preferred Shares Asset Coverage Certificate shall be delivered in the case of clause (i) on the Date of Original Issue and in the case of clause (ii) on or before the seventh Business Day after the relevant Valuation Date or the Asset Coverage Cure Date.

(f)  [Reserved]

(g) Within ten Business Days of the Date of Original Issue, the Fund shall deliver to the Auction Agent, S&P (if S&P is then rating the Preferred Shares), Moody's (if Moody's is then rating the Preferred Shares) and any Other Rating Agency which is then rating the Preferred Shares and which so requires a letter prepared by the Fund's independent accountants (an "Accountant's Certificate") regarding the accuracy of the calculations made by the Fund in the Preferred Shares Basic Maintenance Certificate and the Investment Company Act Preferred Shares Asset Coverage Certificate required to be delivered by the Fund. Within 10 Business Days after delivery of the Preferred Shares Basic Maintenance Certificate relating to the last Valuation Date of each fiscal quarter of the Fund on which a Preferred Shares Basic Maintenance Certificate is required to be delivered, the Fund (x) will deliver to the Auction Agent, S&P (if S&P is then rating the Preferred Shares), Moody's (if Moody's is then rating the Preferred Shares) and any Other Rating Agency which is then rating the Preferred Shares and which so requires an Accountant's Certificate regarding the accuracy of the calculations made by the Fund in such Preferred Shares Basic Maintenance Certificate and in one other Preferred Shares Basic Maintenance Certificate randomly selected by the Fund's independent accountants during such fiscal quarter. Within 10 Business Days after delivery of the Investment Company Act Preferred Shares Asset Coverage Certificate relating to the last Valuation Date of each fiscal quarter of the Fund on which an Investment Company Act Preferred Shares Asset Coverage Certificate is required to be delivered, the Fund will deliver to the Auction Agent, S&P (if S&P is then rating the Preferred Shares), Moody's (if Moody's is then rating the Preferred Shares) and any Other Rating Agency which is then rating the Preferred Shares and which so requires an Accountant's Certificate regarding the accuracy of the calculations made by the Fund in such Investment Company Act Preferred Shares Asset Coverage Certificate. In addition, the Fund will deliver to the relevant persons specified in the preceding sentence an Accountant's Certificate regarding the accuracy of the calculations made by the Fund on each Preferred Shares Basic Maintenance Certificate and Investment Company Act Preferred Shares Asset Coverage Certificate delivered pursuant to clause (iv) of paragraph (d) or clause (ii)(B) of paragraph (e) of this
     Section 13, as the case may be, within 10 days after the relevant Asset Coverage Cure Date. If an Accountant's Certificate delivered with respect to an Asset Coverage Cure Date shows an error was made in the Fund's report with respect to such Asset Coverage Cure Date, the calculation or determination made by the Fund's independent accountants will be conclusive and binding on the Fund with respect to such reports. If any other Accountant's Certificate shows that an error was made in any such report, the calculation or determination made by the Fund's independent accountants will be conclusive and binding on the Fund; provided, however, any errors shown in the Accountant's Certificate filed on a quarterly basis shall not be deemed to be a failure to maintain the Preferred Shares Basic Maintenance Amount on any prior Valuation Dates.

(h) The Accountant's Certificates referred to in paragraph (g) will confirm, based upon the independent accountant's review, (i) the mathematical accuracy of the calculations reflected in the related Preferred Shares Basic Maintenance Amount and Investment Company Act Preferred Shares Asset Coverage Certificates, as the case may be, and (ii) that the Fund determined whether the Fund had, at such Valuation Date, Eligible Assets with an aggregate Discounted Value at least equal to the Preferred Shares Basic Maintenance Amount in accordance with the Articles Supplementary.

(i) In the event that a Preferred Shares Basic Maintenance Certificate or Investment Company Act Preferred Shares Asset Coverage Certificate with respect to an applicable Valuation Date is not delivered within the time periods specified in this Section 13, the Fund shall be deemed to have failed to maintain the

     Preferred Shares Basic Maintenance Amount or the Investment Company Act Preferred Shares Asset Coverage, as the case may be, on such Valuation Date for purposes of Section 13(b). In the event that a Preferred Shares Basic Maintenance Certificate or Investment Company Act Preferred Shares Asset Coverage Certificate or the applicable Accountant's Certificates with respect to an applicable Asset Coverage Cure Date are not delivered within the time periods specified herein, the Fund shall be deemed to have failed to have Eligible Assets with an aggregate Discounted Value at least equal to the Preferred Shares Basic Maintenance Amount or the Investment Company Act Preferred Shares Asset Coverage, as the case may be, as of the related Valuation Date, and such failure shall be deemed not to have been cured as of such Asset Coverage Cure Date for purposes of the mandatory redemption provisions.

14.  [Reserved]

15.  Notice.

     All notices or communications hereunder, unless otherwise specified in these Articles Supplementary, shall be sufficiently given if in writing and delivered in person, by telecopier or mailed by first-class mail, postage prepaid. Notices delivered pursuant to this Section 15 shall be deemed given on the earlier of the date received or the date five days after which such notice is mailed.

16.  Waiver.

     To the extent permitted by Maryland law, holders of at least two-thirds of the Outstanding shares of the Shares, acting collectively, may waive any provision hereof intended for their respective benefit in accordance with such procedures as may from time to time be established by the Board of Directors.

17.  Termination.

     In the event that no shares of the Preferred Shares are Outstanding, all rights and preferences of such shares established and designated hereunder shall cease and terminate, and all obligations of the Fund under these Articles Supplementary shall terminate.

18.  Definitions.

     As used in Part I and Part II of these Articles Supplementary, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

(a) "AAA/aaa Credit Rating" means a credit rating in the highest category of any two nationally recognized statistical rating organizations (as used in the rules and regulations under the Securities Exchange Act of 1934), one of which shall be S&P or Moody's.

(b) "AA Financial Composite Commercial Paper Rate" on any date means (a) the interest equivalent of the higher of the 7-day or the 30-day rate, in the case of a Dividend Period which is a Standard Term Period or shorter, or the 180-day rate, in the case of all other Dividend Periods, on commercial paper on behalf of issuers whose corporate bonds are rated AA by S&P, or the equivalent of such rating by another nationally recognized rating agency, as announced by the Federal Reserve Bank of New York for the close of business on the Business Day immediately preceding such date; or (b) if the Federal Reserve Bank of New York does not make available such a rate. then the arithmetic average of the interest equivalent of such rates on commercial paper placed on behalf of such issuers, as quoted on a discount basis or otherwise by the Commercial Paper Dealers to the Auction Agent for the close of business on the Business Day immediately preceding such date (rounded to the next highest .001 of 1%). If any Commercial Paper Dealer does not quote a rate required to determine the AA Financial Composite Commercial Paper Rate, such rate shall be determined on the basis of the quotations (or quotation) furnished by the remaining Commercial Paper Dealers (or Dealer) if any, or, if there are no such Commercial Paper Dealers, by the Auction Agent. For purposes of this definition, (i) "Commercial Paper Dealers" shall mean (A) Salomon Smith Barney Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs & Co.; (B) in lieu of any thereof, its respective Affiliate or successor, and (C) in the event that any of the foregoing shall cease to quote rates for commercial paper of issuers of the sort described above, in substitution therefor, a nationally recognized dealer in commercial paper of such issuers then making such quotations selected by the Fund, and (ii) "interest equivalent" of a rate stated on a discount basis for commercial paper of a given number of days' maturity shall mean a number equal to the quotient (rounded upward to the next higher one-thousandth of 1%) of (A) such rate expressed as a decimal, divided by (B) the difference between (x)
     1.00 and (y) a fraction, the numerator of which shall be the product of such rate expressed as a decimal, multiplied by the number of days in which such commercial paper shall mature and the denominator of which shall be 360.

(c)  "Accountant's Certificate" has the meaning set forth in Section 13(g).

(d) "Affiliate" means any person known to the Auction Agent to be controlled by, in control of or under common control with the Fund; provided that no Broker-Dealer controlled by, in control of or under common control with the Fund shall be deemed to be an Affiliate nor shall any corporation or any person controlled by, in control of or under common control with such corporation one of the directors or executive officers of which is also a director of the Fund be deemed to be an Affiliate solely because such director or executive officer is also a director of the Fund.

(e) "Alternate Term Period" means any Dividend Period that is not a Standard Term Period.

(f) "Applicable Rate" means for each Dividend Period (a) if Sufficient Clearing Orders exist for the Auction in respect thereof, the Winning Rate, (b) if Sufficient Clearing Orders do not exist for the Auction in respect thereof, the Maximum Applicable Rate and (c) in the case of any Dividend Period of 93 days or fewer if all the Preferred Shares are the subject of Submitted Hold Orders for the Auction in respect thereof, the Minimum Applicable Rate.

(g) "Articles" means the Articles of Amendment and Restatement as amended, and the Articles Supplementary with respect to the Preferred Shares of the Fund.

(h)  "Asset Coverage Cure Date" has the meaning set forth in Section 3(a)(ii).

(i) "Auction" means each periodic operation of the procedures set forth under "Auction Procedures."

(j) "Auction Agent" means Bankers Trust Company unless and until another commercial bank, trust company, or other financial institution appointed by a resolution of the Board of Directors enters into an agreement with the Fund to follow the Auction Procedures for the purpose of determining the Applicable Rate.

(k) "Auction Date" means the first Business Day next preceding the first day of a Dividend Period.

(l) "Auction Procedures" means the procedures for conducting Auctions set forth in Part II hereof.

(m) "Board of Directors" or "Board" means the Board of Directors of the Fund or any duly authorized committee thereof as permitted by applicable law.

(n) "Broker-Dealer" or "Broker-Dealers" means any broker-dealer or broker-dealers, or other entity permitted by law to perform the functions required of a Broker-Dealer by the Auction Procedures, that has been selected by the Fund and has entered into a Broker-Dealer Agreement with the Auction Agent that remains effective.

(o) "Broker-Dealer Agreement" means an agreement entered into by the Auction Agent and a Broker-Dealer, pursuant to which such Broker-Dealer agrees to follow the Auction Procedures.

(p) "Business Day" means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or other day on which banks in the City of New York, New York are authorized or obligated by law to close.

(q)  "Code" means the Internal Revenue Code of 1986, as amended.

(r) "Commercial Paper Dealers" has the meaning set forth in the definition of AA Financial Composite Commercial Paper Rate.

(s)  "Commission" means the Securities and Exchange Commission.

(t) "Common Stock" means the common stock, par value $.01 per share, of the Fund.

(u) "Corporate Bonds" means corporate debt securities having the characteristics set forth in paragraph (vi) of the definition of S&P Eligible Assets.

(v) "Date of Original Issue" means the date on which the Preferred Shares are originally issued by the Fund.

(w)  "Default Period" has the meaning set forth in Section 2(c)(ii).

(x)  "Default Rate" means the Reference Rate multiplied by three (3).

(y) "Deposit Securities" means cash and any obligations or securities, including Short Term Money Market Instruments that are Eligible Assets, rated at least AAA, A-1+ or SP-1+ by S&P, except that, for purposes of optional redemption, such obligations or securities shall be considered "Deposit Securities" only if they are also rated at least P-1 by Moody's.

(z) "Discount Factor" means the S&P Discount Factor (if S&P is then rating the Preferred Shares), the Moody's Discount Factor (if Moody's is then rating the Preferred Shares) or the discount factor established by any Other Rating Agency which is then rating the Preferred Shares and which so requires, whichever is applicable.

(aa) "Discounted Value" means the quotient of the Market Value (plus accrued interest) of an Eligible Asset divided by the applicable Discount Factor provided that with respect to an Eligible Asset that is currently callable, Discounted Value shall be equal to the quotient, calculated as set forth above, or the call price, whichever is lower, and that with respect to an Eligible Asset that is prepayable, Discounted Value shall be equal to the quotient, calculated as set forth above, or the par value, whichever is lower.

(bb) "Dividend Default" has the meaning set forth in Section 2(c)(iii).

(cc) "Dividend Payment Date" means (i) with respect to any Dividend Period of one year or less, the Business Day next succeeding the last day thereof and, if any, the 91st, 181st and 271st days thereof, and (ii) with respect to any Dividend Period of more than one year, on a quarterly basis on each January 1, April 1, July 1 and October 1 and on the Business Day following the last day of such Dividend Period.

(dd) "Dividend Period" means the period commencing on the Date of Original Issue thereof and ending on the date specified on the Date of Original Issue and thereafter the period commencing on the day following each Dividend Period and ending on the day established by the Fund.

(ee) "Eligible Assets" means S&P Eligible Assets (if S&P is then rating the Preferred Shares), Moody's Eligible Assets (if Moody's is then rating the Preferred Shares) and/or Other Rating Agency Eligible Assets if any Other Rating Agency is then rating the Preferred Shares, whichever is applicable.

(ff) "Exposure Period" means the period commencing on (and including) a given Valuation Date and ending 49 calendar days/33 Business Days thereafter.

(gg) "Holder" means, with respect to the Preferred Shares, the registered holder of shares of the Preferred Shares as the same appears on the stock ledger or stock records of the Fund.

(hh) "Investment Company Act" means the Investment Company Act of 1940, as amended from time to time.

(ii) "Investment Company Act Preferred Shares Asset Coverage" means asset coverage, as defined in Section 18(h) of the Investment Company Act, of at least 200% with respect to all Outstanding senior securities of the Fund which are stock, including all Outstanding Preferred Shares (or such other asset coverage as may in the future be specified in or under the Investment Company Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of declaring dividends on its common stock), determined on the basis of values calculated as of a time within 48 hours next preceding the time of such determination.

(jj) "Investment Company Act Preferred Shares Asset Coverage Certificate" means the certificate required to be delivered by the Fund pursuant to Section 13(e).

(kk) "Mandatory Redemption Date" has the meaning set forth in Section 3(a)(iv).

(ll) "Market Value" shall mean the fair market value of an asset of the Fund as computed based upon (i) one or more pricing services agreements approved by the Board of Directors or (ii) the lower bid price from two independent dealers in securities one of which bids shall be in writing, in each case with interest accrued added to such computation for those assets of the Fund where such computation does not include interest accrued. The Fund has a pricing service agreement with Muller Data Corporation. The Board may substitute another pricing service, provided that it has received notice from S&P (if S&P is then rating the Preferred Shares) and Moody's (if Moody's is then rating the Preferred Shares) that such substitution will not impair the AAA/aaa Credit Rating.

(mm) "Maximum Applicable Rate" means, on any date on which the Applicable Rate is determined, 150% of the 30-day AA Financial Composite Commercial Paper Rate on the date of such Auction.

(nn) "Minimum Applicable Rate" means, on any Auction Date with respect to a Dividend Period of 93 days or fewer, 80% of the AA Financial Composite Commercial Paper Rate at the close of business on the Business Day next preceding such Auction Date. There shall be no Minimum Applicable Rate on any Auction Date with respect to a Dividend Period of more than 93 days.

(oo) "Moody's" means Moody's Investors Service, Inc. and its successors at law.

(pp) "Moody's Discount Factor" means, for purposes of determining the Discounted Value of any Moody's Eligible Asset, the percentage determined as follows. The Moody's Discount Factor for any Moody's Eligible Asset other than the securities set forth below will be the percentage provided in writing by Moody's.

     (i) Corporate Debt Securities: The percentage determined by reference to the rating on such asset (which percentage is based upon the Exposure Period) with reference to the remaining term to maturity of such assets, in accordance with the table set forth below.

      Moody's Discount Factors -- Corporate Debt Securities Rating Category

Maturity of
Collateral            Aaa     Aa     A      Baa     Ba     B     Caa    Unrated*
----------            ---     --     -      ---     --     -     ---    --------

1 year - 15 years     150%   155%   160%    165%   170%  180%   205%    260%

Above 15 years -
   20 years           161%   169%   177%    184%   200%  215%   260%    260%

Above 20 years        162%   170%   178%    185%   201%  216%   260%    260%

_______________

* If a security is unrated by Moody's but is rated by S&P, a rating two numeric ratings below the S&P rating will be used, e.g., where the S&P rating is AAA, a Moody's rating of Aa2 will be used; where the STP rating is AA+ a Moody's rating of Aa3 will be used. If a security is unrated by either Moody's or S&P, the Fund will use the percentage set forth under "Unrated" in this table.

(ii) Preferred Stock: For (A) utility preferred stocks, 152%, (B) industrial/financial preferred stocks, 197%, and (C) auction rate preferred stocks, 350%.

(iii) Short Term, Money Market Instruments: The Moody's Discount Factor applied to short-term portfolio securities will be (A) 100%, so long as such portfolio securities mature or have a demand feature at par exercisable within the Exposure Period, (B) 115%, so long as such portfolio securities mature or have a demand feature at par not exercisable within the Exposure Period, and (C) 125%, if such securities are not rated by Moody's, so long as such portfolio securities are rated at least A-1+/AA or SP-1+/AA by S&P and mature or have a demand feature at par exercisable within the Exposure Period. A Moody's Discount Factor of 100% will be applied to cash.

(iv) U.S. Treasury Securities and Treasury Strips (as defined by Moody's):

                                                                                        U.S. Treasury
                                                  U.S. Treasury Securities                 Strips
Remaining Term  to Maturity                           Discount Factor                   Discount Factor
--------------  -----------                           ---------------                   ---------------
1 year or less                                               107%                              107%
2 years or less (but longer than 1 year)                     113                               114
3 years or less (but longer than 2 years)                    118                               120
4 years or less (but longer than 3 years)                    123                               127
5 years or less (but longer than 4 years)                    128                               133
7 years or less (but longer than 5 years)                    135                               145
10 years or less (but longer than 7 years)                   141                               159
15 years or less (but longer than 10 years)                  146                               184
20 years or less (but longer than 15 years)                  154                               211
30 years or less (but longer than 20 years)                  154                               236

     (v) Rule 144A Securities: The Moody's Discount Factor applied to Rule 144A Securities for Rule 144A Securities whose terms include rights to registration under the Securities Act within one year and Rule 144A Securities which do not have registration rights within one year will be 120% and 130%, respectively, of the Moody's Discount Factor which would apply were the securities registered under the Securities Act.

(qq) "Moody's Eligible Assets" means

     (i) cash (including, for this purpose, interest and dividends due on assets rated (A) Baa3 or higher by Moody's if the payment date is within five Business Days of the Valuation Date, (B) A2 or higher if the payment date is within thirty days of the Valuation Date, and (C) A1 or higher if the payment date is within the Moody's Exposure Period) and receivables for Moody's Eligible Assets sold if the receivable is due within five Business Days of the Valuation Date, and if the trades which generated such receivables are (A) settled through clearing house firms with respect to which the Fund has received prior written authorization from Moody's or (B) (1) with counterparties having a Moody's long-term debt rating of at least Baa3 or (2) with counterparties having a Moody's Short-Term Money Market Instrument rating of at least P-1;

     (ii) Short-Term Money Market Instruments so long as (A) such securities are rated at least P-1, (B) in the case of demand deposits, time deposits and overnight funds, the supporting entity is rated at least A2, or
          (C) in all other cases, the supporting entity (1) is rated A2 and the security matures within one month, (2) is rated A1 and the security matures within three months or (3) is rated at least Aa3 and the security matures within six months; provided, however, that for purposes of this definition, such instruments (other than commercial paper rated by S&P and not rated by Moody's) need not meet any otherwise applicable S&P rating criteria:

     (iii) U.S. Treasury Securities and Treasury Strips (as defined by Moody's);

     (iv) Corporate debt securities will be included in Moody's Eligible Assets if (A) such securities are rated Caa or higher by Moody's; (B) such securities provide for the periodic payment of interest in cash in U.S. dollars; (C) for securities which provide for conversion or exchange into equity capital at some time over their lives, the issuer must be rated at least B3 by Moody's and the discount factor will be 250%; (D) for debt securities rated Bal and below, no more than 10% of the original amount of such issue may constitute Moody's Eligible Assets; and (E) such securities have been registered under the Securities Act or are restricted as to resale under federal securities laws but are eligible for resale pursuant to Rule 144A under the Securities Act as determined by the Fund's adviser acting subject to the supervision of the Fund's Board of Directors and (F) such securities are not subject to extended settlement.

          Notwithstanding the foregoing limitations:

                 Corporate debt securities not rated at least Caa by Moody's or not rated by Moody's shall be considered to be Moody's Eligible Assets only to the extent the Market Value of such corporate debt securities does not exceed 50% of the aggregate Market Value of Moody's Eligible Assets; provided, however, that if the Market Value of such corporate debt securities exceeds 50% of the aggregate Market Value of Moody's Eligible Assets, a portion of such corporate debt securities (selected by the Fund) shall not be considered Moody's Eligible Assets, so that the Market Value of such corporate debt securities (excluding such portion) does not exceed 50% of the aggregate Market Value of Moody's Eligible Assets.

          (v) Portfolio securities that are preferred stocks will be included in Moody's Eligible Assets if (A) dividends on such preferred stock are cumulative, (B) such securities provide for the periodic payment of dividends thereon in cash in U.S. dollars and do not provide for conversion or exchange into, or have warrants attached entitling the holder to receive, equity capital at any time over the respective lives of such securities, (C) the issuer of such a preferred stock has common stock listed on either the New York Stock Exchange or the American Stack Exchange, (D) the issuer of such a preferred stock has a senior debt rating from Moody's of Baa1 or higher or a preferred stock rating from Moody's of "baa3" or higher and (E) such preferred stock has paid consistent cash dividends in U.S. dollars over the last three years or has a minimum rating of "a1" (if the issuer of such preferred stock has other preferred issues Outstanding that have been paying dividends consistently for the last three years, then a preferred stock without such a dividend history would also be eligible). In addition, the preferred stocks must have the following diversification requirements: (X) the preferred stock issue must be greater than $50 million and (Y) the minimum holding by the Fund of each issue of preferred stock is $500,000 and the maximum holding of preferred stock of each issue is $5 million. In addition, preferred stocks issued by transportation companies will not be considered Moody's Eligible Assets.

          (vi) In addition, portfolio holdings as described below must be within the following diversification and issue size requirements in order to be included in Moody's Eligible Assets:

                               Maximum Single       Maximum Single     Minimum Issue Size
                                   Issuer              Industry        ($ in millions)
 Collateral Ratings(1)            (%)(2,3)             (%)(3,4)             (6)
 ---------------------            --------             --------             ---
"aaa", Aaa                           100%                 100%              $100
"aa", Aa                              20                   60                100
"a", A                                10                   40                100
"baa", Baa                             6                   20                100
Ba                                     4                   12                 50(5)
B1-B2                                  3                    8                 50(5)
B3                                     2                    8                 50(5)
CAA                                    2                    7                 50(5)

See accompanying notes.
_______________
(1)  Refers to the preferred stock and senior debt rating of collateral.

(2) Companies subject to common ownership of 25% or more are considered as one name.

(3) Percentages represent a portion of the aggregate Market Value of corporate securities.

(4) Industries are determined according to Moody's Industry Classifications, as defined herein.

(5) Collateral bonds from issues ranging from $50 million to $100 million are limited to 20% of the collateral pool.

(6)  Except for preferred stock, which has a minimum issue size of $50 million.

     (vii) Financial contracts, as such term is defined in Section 3(c)(2)(B)(ii) of the Investment Company Act, may be included in Moody's Eligible Assets, but, with respect to any financial contract, only upon receipt by the Fund of a letter from Moody's specifying any conditions on including such financial contract in Moody's Eligible Assets and assuring the Fund that including such financial contract in the manner so specified would not affect the credit rating assigned by Moody's to the Preferred Shares.

     (viii) Common stock will be included in Moody's Eligible Assets so long as
          (A) no more than 3% of the Fund's portfolio holdings are common stock and (B) the issuer may not hold any equity unless it has been listed on an exchange or traded for more than one year and one quarter, or 15 months (eligible stock exchanges are the New York Stock Exchange, American Stock Exchange, Philadelphia Stock Exchange, Boston Stock Exchange, Washington Stock Exchange, Pacific Stock Exchange and NASDAQ, National Market System.) The Moody's Discount Factor applied to common stock will be 250%.

     Where the Fund sells an asset and agrees to repurchase such asset in the future, the Discounted Value of such asset will constitute a Moody's Eligible Asset and the amount the Fund is required to pay upon repurchase of such asset will count as a liability for the purposes of the Preferred Shares Basic Maintenance Amount. Where the Fund purchases an asset and agrees to sell it to a third party in the future, cash receivable by the Fund thereby will constitute a Moody's Eligible Asset if the long-term debt of such other party is rated at least A2 by Moody's and such agreement has a term of 30 days or less; otherwise the Discounted Value of such asset will constitute a Moody's Eligible Asset.
For the purposes of calculation of Moody's Eligible Assets, portfolio securities which have been called for redemption by the issuer thereof shall be valued at the lower of Market Value or the call price of such portfolio securities.

     Notwithstanding the foregoing, an asset will not be considered a Moody's Eligible Asset to the extent that it has been irrevocably deposited for the payment of (i)(A) through (i)(F) under the definition of the Preferred Shares Basic Maintenance Amount or it is subject to any material lien, mortgage, pledge, security interest or security agreement of any kind (collectively, "Liens"), except for (A) Liens which are being contested in good faith by appropriate proceedings and which Moody's has indicated to the Fund will not affect the status of such asset as a Moody s Eligible Asset, (B) Liens for taxes that are not then due and payable or that can be paid thereafter without penalty, (C) Liens to secure payment for services rendered or cash advanced to the Fund by its investment adviser, the Fund's custodian, transfer agent or registrar or the Auction Agent and (D) Liens by virtue of any repurchase agreement. See also Section 12 for certain information with respect to Moody's Eligible Assets.

      (rr) "Moody's Industry Classifiction" means, for the purposes of determining Moody's Eligible Assets, each of the following industry classifications:

          1. Aerospace and Defense: Major Contractor, Subsystems, Research, Aircraft Manufacturing, Arms, Ammunition

          2. Automobile: Automotive Equipment, Auto-Manufacturing, Auto Parts Manufacturing, Personal Use Trailers, Motor Homes, Dealers

          3. Banking: Bank Holding, Savings and Loans, Consumer Credit, Small Loan, Agency, Factoring, Receivables

          4. Beverage, Food and Tobacco: Beer and Ale, Distillers, Wines and Liquors, Distributors, Soft Drink Syrup, Bottlers, Bakery, Mill Sugar, Canned Foods, Corn Refiners, Dairy Products, Meat Products, Poultry Products, Snacks, Packaged Foods, Distributors, Candy, Gum, Seafood, Frozen Food, Cigarettes, Cigars, Leaf/Snuff, Vegetable Oil

          5. Buildings and Real Estate: Brick, Cement, Climate Controls, Contracting, Engineering, Construction, Hardware, Forest Products (building-related only), Plumbing, Roofing, Wallboard, Real Estate, Real Estate Development, REITs, Land Development

          6. Chemicals, Plastics and Rubber: Chemicals (non-agriculture), Industrial Gases, Sulphur, Plastics, Plastic Products, Abrasives, Coatings, Paints, Varnish, Fabricating

          7. Containers, Packaging and Glass: Glass, Fiberglass, Containers made of : Glass, Metal, Paper, Plastic, Wood or Fiberglass

          8.   Personal and Non Durable Consumer Products (Manufacturing Only):
               Soaps, Perfumes, Cosmetics, Toiletries, Cleaning Supplies, School Supplies

          9.   Diversified/Conglomerate Manufacturing

          10.  Diversified/Conglomerate Service

          11.  Diversified Natural Resources, Precious Metals and Minerals:
               Fabricating, Distribution, Mining and Sales.

          12. Ecological: Pollution Control, Waste Removal, Waste Treatment and Waste Disposal

          12. Electronics: Computer Hardware, Electric Equipment, Components, Controllers, Motors, Household Appliances, Information Service Communication Systems, Radios, TVs, Tape Machines, Speakers, Printers, Drivers, Technology

          13.  Finance: Investment Brokerage, Leasing, Syndication,
               Securities

          14. Farming and Agriculture: Livestock, Grains, Produce, Agricultural Chemicals, Agricultural Equipment, Fertilizers

          15.  Grocery: Grocery Stores, Convenience Food Stores

          16. Healthcare, Education and Childcare: Ethical Drugs, Proprietary Drugs, Research, Health Care Centers, Nursing Homes, HMOs, Hospitals, Hospital Supplies, Medical Equipment

          17.  Home and Office Furnishings, Housewares, and Durable Consumer
               Products: Carpets, Floor Coverings, Furniture, Cooking,
               Ranges

          18.  Hotels, Motels, Inns and Gaming

          19.  Insurance: Life, Property and Casualty, Broker, Agent,
               Surety

          20. Leisure, Amusement, Entertainment: Boating, Bowling, Billiards, Musical Instruments, Fishing, Photo Equipment, Records, Tapes, Sports, Outdoor Equipment (camping), Tourism, Resorts, Games, Toy Manufacturing

          21.  Machinery (Non-Agriculture, Non-Construction, Non-Electronic):
               Industrial, Machine Tools, Steam Generators

          22. Mining, Steel, Iron and Non Precious Metals: Coal, Copper, Lead, Uranium, Zinc, Aluminum, Stainless Steel, Integrated Steel, Ore Production, Refractories, Steel Mill Machinery, Mini-Mills, Fabricating, Distribution and Sales

          23. Oil and Gas: Crude Producer, Retailer, Well Supply, Service and Drilling

          24.  Personal, Food and Miscellaneous

          25. Printing and Publishing: Graphic Arts, Paper, Paper Products, Business Forms, Magazines, Books, Periodicals, Newspapers, Textbooks

          26. Cargo Transport: Rail, Shipping, Railroads, Rail-car Builders, Ship Builders, Containers, Container Builders, Parts, Overnight Mail, Trucking, Truck Manufacturing, Trailer Manufacturing, Air Cargo, Transport

          27. Retail Stores: Apparel, Toy, Variety, Drugs, Department, Mail Order Catalog, Showroom

          28.  Cellular

          29.  Data and Internet Services

          30.  Satellite

          31.  Telecommunications Equipment

          32.  Other Telecommunications

          33. Textiles and Leather: Producer, Synthetic Fiber, Apparel Manufacturer, Leather Shoes

          34.  Utilities: Electric, Water, Hydro Power, Gas, Diversified

          35.  Radio and TV Broadcasting

          36.  North American Cable

          37.  Foreign Cable, Foreign TV, Radio and Equipment

          38.  Other Broadcasting and Entertainment

        The Fund will use its discretion in determining which industry classification is applicable to a particular investment in consultation with the independent auditor and the rating agencies, as necessary.

ss) "Notice of Redemption" means any notice with respect to the redemption of shares of the Preferred Shares pursuant to Section 3.

tt) "Other Rating Agency" means any rating agency other than S&P or Moody's then providing a rating for the Preferred Shares pursuant to the request of the Fund.

(uu) "Other Rating Agency Eligible Assets" means assets of the Fund designated by any Other Rating Agency as eligible for inclusion in calculating the discounted value of the Fund's assets in connection with such Other Rating Agency's rating of the Preferred Shares.

(vv) "Outstanding" means, as of any date, any Preferred Shares theretofore issued by the Fund except, without duplication, (i) any Preferred Shares theretofore canceled or redeemed or repurchased by the Fund, or delivered to the Auction Agent for cancellation or with respect to which the Fund has given notice of redemption and irrevocably deposited with the Paying Agent sufficient funds to redeem such shares of the Preferred Shares Preferred and (ii) any shares if the Preferred Shares represented by any certificate in lieu of which a new certificate has been executed and delivered by the Fund. Notwithstanding the foregoing, (A) for purposes of voting rights (including the determination of the number of shares required to constitute a quorum), any shares of the Preferred Shares to which the Fund or any Affiliate of the Fund shall be the Existing Holder shall be disregarded and not deemed Outstanding; (B) in connection with any Auction, any shares of the Preferred Shares as to which the Fund or any person known to the Auction Agent to be an Affiliate of the Fund shall be the Existing Holder thereof shall be disregarded and deemed not to be Outstanding; and (C) for purposes of determining the Preferred Shares Basic Maintenance Amount, any shares of the Preferred Shares held by the Fund shall be disregarded and not deemed Outstanding but shares held by any Affiliate of the Fund shall be deemed Outstanding.

(ww) "Paying Agent" means Bankers Trust Company unless and until another entity appointed by a resolution of the Board of Directors enters into an agreement with the Fund to serve as paying agent, which paying agent may be the same as the Auction Agent.

(xx) "Person" or "person" means and includes an individual, a partnership, a corporation, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

(yy) "Preferred Stock" means the preferred stock of the Fund from time to time.

(zz) "Preferred Shares" means the Auction Rate Cumulative Preferred Shares, $.01 par value per share and liquidation preference $25,000 per share, of the Fund.

(aaa) "Preferred Shares Basic Maintenance Amount" as of any Valuation Date means the dollar amount equal to the sum of

     (i) (A) the products resulting from multiplying the number of Outstanding Preferred Shares on such date by the Liquidation Value per share (B) the aggregate amount of dividends that will have accumulated at the Applicable Rate (whether or not earned or declared) to and including the first following Dividend Payment Date for each Preferred Share Outstanding that follows such Valuation Date (or to the 49th day after such Valuation Date, if such 49th day occurs before the first following Dividend Payment Date); (C) the aggregate amount of dividends that would accumulate at the then current Maximum Applicable Rate for the Exposure Period multiplied by the Volatility Factor on any Preferred Share Outstanding from the first day following the Dividend Payment Date referred to in (B) above through the 49th day after such Valuation Date only if such 49th day occurs after the first day following the Dividend Payment Date, except that if such Valuation Date occurs during a Default Period, the dividend for purposes of the calculation would accumulate at the Default Rate; (D) the amount of anticipated Fund expenses for the 90 days subsequent to such Valuation Date; and (E) any current liabilities, including, without limitation, indebtedness due within one year and any redemption premium due with respect to Preferred Shares for which a Notice of Redemption has been given, as of such Valuation Date to the extent not reflected in any of
          (i)(A) through (i)(D): less

     (ii) the sum of any cash or the value of any Fund assets irrevocably deposited by the Fund for the payment of any of (i)(B) through (i)(F) ("value" for purposes of this clause (ii) shall mean the Discounted Value of the security, except that if the security matures prior to the relevant redemption payment date and is either fully guaranteed by the U.S. Government or is rated P1 by Moody's and A1+ by S&P, it will be valued at its face value).

(bbb) "Preferred Shares Basic Maintenance Certificate" has the meaning set forth in Section 13(d).

(ccc)  "Proration Procedures" means:

               (A) if Sufficient Clearing Orders exist, in the case of a Submitted Hold/Sell Order specifying a rate equal to the Winning Rate

                    (x) the number of shares of Preferred Shares to be the
               subject of an accepted Hold Order will be (i) the number of Preferred Shares subject to such Submitted Hold/Sell Order multiplied by (ii) the total number of Preferred Shares that are neither the subject of a Submitted Buy Order or a Submitted Hold/Sell Order specifying a rate lower than the Winning Rate nor the subject of a Submitted Hold Order and divided by (iii) the total number of Preferred Shares subject to Submitted Hold/Sell Orders that specified a rate equal to the Winning Rate, and

                    (y) the number of Preferred Shares to be the subject of an accepted Sell Order will be the remaining number of Preferred Shares subject to such Submitted Hold/Sell Order,

               (B) if Sufficient Clearing Orders exist, in the case of a Submitted Buy Order specifying a rate equal to the Winning Rate

                    (x) the number of Preferred Shares to be the subject of an accepted Buy Order will be (i) the number Preferred Shares subject to such Submitted Buy Order multiplied by (ii) the difference between (1) the number of Preferred Shares that are the subject of a Submitted Sell Order or a Submitted Hold/Sell Order that specified a rate higher than the Winning Rate and (2) the number of Preferred Shares that are the subject of a Submitted Buy Order that specified a rate lower than the Winning Rate and divided by (iii) the total number of Preferred Shares subject to Submitted Buy Orders that specified a rate equal to the Winning Rate, and

                    (y) such Submitted Buy Order will not be accepted as to the remaining number of shares subject to such Submitted Buy Order, and

               (C) if Sufficient Clearing Orders do not exist, in the case of a Submitted Hold/Sell Order specifying a rate higher than the Maximum Applicable Rate and in the case of a Submitted Sell Order.

                    (x) the number of Preferred Shares to be the subject of an accepted Sell Order will be (i) the number of Preferred Shares subject to such Submitted Hold/Sell Order or Submitted Sell Order multiplied by (ii) the total number of Preferred Shares that are the subject of a Submitted Buy Order specifying a rate equal to or lower than the Maximum Applicable Rate and divided by (iii) the total number of Preferred Shares of subject to all Submitted Hold/Sell Orders that specified a rate higher than the Maximum Applicable Rate and Submitted Sell Orders, and

                    (Y) the number of Preferred Shares to be the subject of an accepted Hold Order will be the remaining number of Preferred Shares subject to such Submitted Hold/Sell Order or Submitted Sell Order.

     (ddd) "Rating Default" has the meaning set forth in Section 3(c)(ii).

     (eee) "Rating Default Cure Date" has the meaning set forth in Section 3(a)(iii).

     (fff) "Redemption Default" has the meaning set forth in Section 3(c)(ii).

     (ggg) "Registrar" means PFPC Global Fund Services unless and until another entity appointed by a resolution of the Board of Directors enters into an agreement with the Fund to serve as transfer agent.

     (hhh) "Reference Rate" means, with respect to the determination of the Maximum Applicable Rate, the applicable AA Financial Composite Commercial Paper Rate (for a Dividend Period of fewer than 184 days) or the applicable Treasury Index Rate (for a Dividend Period of 184 days or more).

     (iii) "Rule 144A Securities" means securities that are restricted as to resale under federal securities laws but are eligible for resale pursuant to Rule 144A under the Securities Act of 1933, as amended, as determined by the Fund's Investment Adviser acting subject to the supervision of the Fund's Board of Directors.

     (jjj) "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors at law.

     (kkk) "S&P Discount Factor" means, for purposes of determining the Discounted Value of any S&P Eligible Asset, the percentage determined as follows. The S&P Discount Factor for any S&P Eligible Asset other than the securities set forth below will be the percentage provided in writing by S&P.

               (A) Corporate Bonds: The percentage determined by reference to the type and remaining term to maturity of each corporate bond in accordance with the table set forth below.

                                         Corporate         Convertible
Rating                                     Bonds              Bonds*
------                                     -----              ------

AAA                                          150%             170%
AA                                           155              175
A                                            160              180
BBB                                          165              185
BB                                           170              190
B                                            180              195
B-                                           190              200
CCC+                                         205              210
CCC                                          220              225
CCC-                                         220               **

*All convertible bonds having a rating below BBB must have a minimum market capitalization of $100 million.

**All convertible bonds must have a rating of CCC or higher to be considered an S&P Eligible Asset.

               (B) Cash and Short Term Money Market Instruments: The S&P Discount Factor applied to short-term portfolio securities will be (A) 100%, so long as such portfolio securities mature or have a demand feature at par exercisable within 30 days or less and (B) 105.2%, for those portfolio securities which mature in 31 to 180 calendar days and 116.3% for those portfolio securities which mature in 181 to 360 calendar days. A S&P Discount Factor of 100% will be applied to cash.

               (C) U.S. Treasury Securities, including Treasury interest-only Strips and Treasury principal-only Strips, as set forth below:

52-week Treasury Bills*                                107.5%
Two-Year Treasury Notes                                112.1
Three-Year Treasury Notes                              115.3
Five-Year Treasury Notes                               119.4
10-Year Treasury Notes                                 127.7
30-Year Treasury Bonds                                 134.3


*Treasury Bills with maturities of less than 52 weeks will be discounted at the appropriate short-term money market instrument levels. Treasury Bills that mature the next day are considered cash equivalents and are valued at 100%.

   Treasury Strips: Treasury interest-only Strips will apply the discount factor for the Treasury category set forth above following the maturity of the Treasury Strip, e.g., a Treasury interest-only Strip with a maturity of seven years will apply the discount factor for U.S. Treasury Securities with a 10-year maturity. Treasury principal-only Strips will apply the discount factor that is two categories greater than its maturity, e.g., a Treasury principal-only Strip with a maturity of seven years will apply the discount factor for U.S. Treasury Securities with a 30-year maturity.

               (D) Rule 144A Securities: The S&P Discount Factor applied to Rule 144A securities will be 120% of the S&P Discount Factor which would apply were the securities registered under the Securities Act.

               (E) preferred stock as set forth below:


               Sinking Fund, Fixed-Rate,       Adjustable- or
Rating*        Perpetual or Floating-Rate       Auction-Rate        Yankee
-------        --------------------------       ------------        ------
 AAA                     240%                      400%              234%

*Either the preferred stock issuer or the preferred issue must have a rating of at least BBB.

               (F) Common stock: The S&P Discount Factor applied to Common stock will be 252%.

  (lll)  "S&P Eligible Assets" means

     (i) cash (including, for this purpose, interest and dividends due on assets rated (A) BBB or higher by S&P if the payment date is within five Business Days of the Valuation Date, (B) either A or higher by S&P if the payment date is within thirty days of the Valuation Date, and (C) either A+ or higher by S&P if the payment date is within the Exposure Period) and receivables for S&P Eligible Assets sold if the receivable is due within five Business Days of the Valuation Date, and if the trades which generated such receivables are (A) settled through clearing house firms with respect to which the Fund has received prior written authorization from S&P or (B) (1) with counterparties having a S&P long-term debt rating of at least BBB- by S&P, if rated by S&P or, if not rated by S&P, then rated at least Baa3 by Moody's or (2) with counterparties having a S&P Short-Term Money Market Instrument rating of at least A-1 by S&P, if rated by S&P or, if not rated by S&P, then rated at least P-1 by Moody's;

     (ii) Short-Term Money Market Instruments so long as (A) such securities are issued by an institution, which, at the time of investment, is a permitted bank (including commercial paper issued by a corporation which complies with the applicable assumptions that follow) ("Permitted bank" means any bank, domestic or foreign, whose commercial paper is rated 'A-1+') provided, however, that short-term money market instruments with maturities of 30 days or less, invested in an institution rated 'A-1' may comprise up to 20% of eligible portfolio assets; Eurodollar deposits are eligible securities issued by a Permitted Bank through its head office and/or any branch whose sovereign rating is rated the same or higher than the issuing bank. In addition, Eurodollar deposits of a permitted bank may be deposited through its Cayman Islands branch, as long as the Cayman Islands branch operates under a "B Operating License," which must be verified by the bank;

     (iii) The discount factor for Short Term Money Market Instruments are as set forth below:

           Rating
           -------
           A-1+*    100%
           A-1      100
           A-2      165

          * With maturities not greater than 30 days and held instead of cash until maturity. Securities with next-day maturities invested in A-1+ rated institutions are considered cash equivalents and are valued at 100%. Cash and demand deposits in an A-1+ rated institution are valued at 100%.

     (iv) U.S. Treasury Securities;

     (v) Rule 144A Securities, if (a) the securities are underwritten, (b) the investor cannot negotiate terms or conduct due diligence with issuer (i.e., sold on a "take-it-or-leave-it" basis) (c) adhere to public bond market settlement conventions and (d) have mandatory registration rights;

     (vi) preferred stock if (A) the preferred stock issuer has a senior rating from S&P of at least BBB or the preferred issue is rated at least BBB (in the case of Yankee preferred stock, the issuer is rated at least A by S&P, or the preferred issue is rated at least A by S&P); (B) the issuer, or, if the issuer is a special-purpose corporation, its parent, is listed on either the New York Stock Exchange or the American Stock Exchange or included in the Nasdaq National or Small Cap Market System; (C) the preferred stock is cumulative (except for Yankee preferred stock), has no attached warrants and has an initial issue size of at least $50 million (or the issuer must have issues of the same tenor of at least $50 million); (D) such preferred stock currently pays cash dividends denominated in U.S. dollars, and paid cash dividends consistently over the past three years, or, in the case of new preferred issuers without a dividend history, the issuer will have an A or higher senior or preferred stock rating from S&P; (E) the minimum market capitalization of the issuer is $500 million; (F) in the case of floating- rate preferred stock, holdings must be limited to stock with a dividend period of less than or equal to 49 days, except for a new issue, where the first dividend period may be up to 64 days, and the floating-rate preferred stock may not have been subject to a failed auction; (G) in the case of adjustable- or auction-rate preferred stock, the total fair market value of adjustable-rate preferred stock held in the portfolio may not exceed 10% of S&P Eligible Assets; (H) the issuer may hold positions in a company's preferred stock of between U.S. $100,000 and $10,000,000, except for floating-rate preferred stock, where an auction may restrict the holder to a smaller position;

     (vii) common stock if (A) the Fund's common stock portfolio is composed of no less than 15 equities, with 30% of the portfolio permitted to be made up of one common stock and the remaining 70% of the portfolio divided equally among 14 common stocks at 5% each; (B) no more than 25% of the issuer's assets are concentrated in any one Standard & Poor's industry class; (C) the issuer holds no more than the average weekly trading volume over the past month; (D) each stock must have a market capitalization of at least $100 million; and (E) the issuer may not hold any equity unless it has been listed on an exchange or traded for more than one year and one quarter, or 15 months (eligible stock exchanges are the New York Stock Exchange, American Stock Exchange, Philadelphia Stock Exchange, Boston Stock Exchange, Washington Stock Exchange, Midwest Stock Exchange, Pacific Stock Exchange, NASDAQ and National Market Quotations. Master limited partnerships or limited liability partnerships are ineligible.

     (viii) debt securities constituting Corporate Bonds if (A) they are not subject to extended settlement; (B) such securities are rated CCC- (senior) or higher by S&P; (C) in the case of Yankee bonds (bonds issued by foreign governments or provinces, supranational agencies or foreign corporations, offered and sold in the U.S. and denominated in U.S. dollars), such securities are rated A or higher by S&P and such securities can constitute no more than 25% of the Fund's total portfolio; (D) such securities provide for the periodic payment of interest in cash; (E) such securities do not provide for conversion or exchange into equity capital at any time over their lives, provided, however, that convertible bonds with a S&P rating of CCC or higher will constitute S&P Eligible Assets and will have the discount factors set forth on page 49; (F) such securities have been registered under the Securities Act (except that such requirements shall not apply with respect to commercial paper) or are restricted as to resale under federal securities laws but are eligible for resale pursuant to Rule 144A under the Securities Act as determined by the Fund's adviser acting subject to the supervision of the Fund's Board of Directors;
          (G) have not had notice given in respect thereof that any such corporate debt obligations are the subject of an offer by the issuer thereof of exchange or tender for cash, securities or any other type of consideration (except that corporate debt obligations in an amount not exceeding 10% of the aggregate value of the Fund's assets at any time shall not be subject to the provisions of this clause (F)) and (G) are not in default. In addition, bonds which are issued in connection with a reorganization under U.S. federal bankruptcy law ("Reorganization Bonds") will be considered Corporate Bonds constituting S&P Eligible Assets if (a) they are rated CCC or higher by S&P; (b) they provide for periodic payment of interest in cash in U.S. dollars; (c) they have been registered under the Securities Act or are restricted as to resale under federal securities laws but are eligible for trading under Rule 144A promulgated pursuant to the Securities Act as determined by the Fund's adviser acting subject to the supervision of the Fund's Board of Directors; (d) they were issued by a U.S. corporation; and (e) at the time of purchase at least one year had elapsed since the issuer's reorganization. Reorganization Bonds may also be considered Corporate Bonds constituting S&P Eligible Assets if they have been approved by S&P, which approval shall not be unreasonably withheld.

   (ix) In addition, portfolio holdings as described below must be within the following diversification and issue size requirements in order to be included in S&P Eligible Assets:

       Corporate Bonds, Including Convertible Bonds:

                   Maximum Single             Maximum Single           Minimum Issue Size
Rating            Issuer (%) (1,2)           Industry (%)(2,3)          ($ in millions)
------            ----------------      ---------------------------    ------------------
                                        Corporate       Convertible
                                        Bonds(5)          Bonds(5)
                                        ---------       -----------
  AAA                    10%               50%               50%             $100
  AA                     10                33                33.3             100
  A                      10                33                33.3             100
  BBB                     5                20                25               100
  BB                      4                12                25                50(4)
  B                       3                 8                25                50(4)
  B-                      3                 8                25                50(4)
  CCC+                    3                 8                25                50(4)
  CCC                     3                 8                25                50(4)
  CCC-                    3                 8               N.A.               50(4)

See accompanying notes.
_______________
(1) Companies subject to common ownership of 25% or more are considered as one name.

(2) Percentages represent a portion of the aggregate Market Value of corporate securities.

(3) Industries are determined according to S&P Industry Classifications, as defined herein.

(4) For convertible bonds which are rated less than BBB by S&P, the minimum capitalization is $100 million.

(5) Corporate Collateral bonds rated below BBB- by S&P and from issues ranging from $50 million to $100 million are limited to 20% of the collateral pool. Convertible bonds rated below BBB by S&P must have an issue size of at least $100 million.

     Preferred Stock: The total fair-market value of adjustable-rate preferred stock held in the portfolio may not exceed 10% of S&P Eligible Assets. The maximum single issuer exposure is limited to 20% of the fair market value of S&P Eligible Assets for any issuer with a BBB- senior rating by S&P and 5% of the fair market value of S&P Eligible Assets for any issuer with an A or higher rating by S&P. Not more than 25% of the fair market value of such securities may be from issuers with a BBB- senior rating. Except for the utilities industry, maximum single industry exposure is limited to 20%. Preferred stock has a minimum issue size of $50 million.

     In addition, debt securities constituting Corporate Bonds shall include debt obligations satisfying such other criteria established by S&P in its sole discretion and designated in writing to the Fund.

     Where the Fund sells an asset and agrees to repurchase such asset in the future the Discounted Value of such asset will constitute a S&P Eligible Asset and the amount the Fund is required to pay upon repurchase of such asset will count as a liability for the purposes of the Preferred Shares Basic Maintenance Amount. Where the Fund purchases an asset and agrees to sell it to a third party in the future, cash receivable by the Fund thereby will constitute a S&P Eligible Asset if the long-term debt of such other party is rated at least A by S&P and at least A2 by Moody's and such agreement has a term of 30 days or less; otherwise the Discounted Value of such asset will constitute a S&P Eligible Asset. Notwithstanding the foregoing, an asset will not be considered a S&P Eligible Asset to the extent that it has been irrevocably deposited for the payment of (i)(A) through (i)(F) under the definition of Preferred Shares Basic Maintenance Amount or it is subject to any material lien mortgage, pledge, security interest or security agreement of any kind (collectively, "Liens"), except for (A) Liens which are being contested in good faith by appropriate proceedings and which S&P has indicated to the Fund will not affect the status of such asset as a S&P Eligible Asset, (B) Liens for taxes that are not then due and payable or that can be paid thereafter without penalty, (C) Liens to secure payment for services rendered or cash advanced to the Fund by its investment adviser, the Fund's custodian, transfer agent or registrar or the Auction Agent and (D) Liens by virtue of any repurchase agreement. See also Section 12 for certain information with respect to S&P Eligible Assets.

     (mmm) "S&P Industry Classifications" means, for the purpose of determining S&P Eligible Assets, each of the following industry classifications:

          1. Aerospace and Defense: Major Contractor, Subsystems, Research, Aircraft Manufacturing, Arms, Ammunition

          2. Automobile: Automotive Equipment, Auto-Manufacturing, Auto Parts Manufacturing, Personal Use Trailers, Motor Homes, Dealers

          3. Banking: Bank Holding, Savings and Loans, Consumer Credit, Small Loan, Agency, Factoring, Receivables

          4. Beverage, Food and Tobacco: Beer and Ale, Distillers, Wines and Liquors, Distributors, Soft Drink Syrup, Bottlers, Bakery, Mill Sugar, Canned Foods, Corn Refiners, Dairy Products, Meat Products, Poultry Products, Snacks, Packaged Foods, Distributors, Candy, Gum, Seafood, Frozen Food, Cigarettes, Cigars, Leaf/Snuff, Vegetable Oil

          5. Buildings and Real Estate: Brick, Cement, Climate Controls, Contracting, Engineering, Construction, Hardware, Forest Products (building-related only), Plumbing, Roofing, Wallboard, Real Estate, Real Estate Development, REITs, Land Development

          6. Chemicals, Plastics and Rubber: Chemicals (non-agriculture), Industrial Gases, Sulphur, Plastics, Plastic Products, Abrasives, Coatings, Paints, Varnish, Fabricating

          7. Containers, Packaging and Glass: Glass, Fiberglass, Containers made of : Glass, Metal, Paper, Plastic, Wood or Fiberglass

          8.   Personal and Non Durable Consumer Products (Manufacturing Only):
               Soaps, Perfumes, Cosmetics, Toiletries, Cleaning Supplies, School Supplies

          9.   Diversified/Conglomerate Manufacturing

          10.  Diversified/Conglomerate Service

          11.  Diversified Natural Resources, Precious Metals and Minerals:
               Fabricating, Distribution, Mining and Sales; Mining, Steel, Iron and Non Precious Metals: Coal, Copper, Lead, Uranium, Zinc, Aluminum, Stainless Steel, Integrated Steel, Ore Production, Refractories, Steel Mill Machinery, Mini-Mills, Fabricating, Distribution and Sales

          12. Ecological: Pollution Control, Waste Removal, Waste Treatment and Waste Disposal

          13. Electronics: Computer Hardware, Electric Equipment, Components, Controllers, Motors, Household Appliances, Information Service Communication Systems, Radios, TVs, Tape Machines, Speakers, Printers, Drivers, Technology

          14.  Finance: Investment Brokerage, Leasing, Syndication,
               Securities

          15. Farming and Agriculture: Livestock, Grains, Produce, Agricultural Chemicals, Agricultural Equipment, Fertilizers

          16.  Grocery: Grocery Stores, Convenience Food Stores

          17. Healthcare, Education and Childcare: Ethical Drugs, Proprietary Drugs, Research, Health Care Centers, Nursing Homes, HMOs, Hospitals, Hospital Supplies, Medical Equipment

          18.  Home and Office Furnishings, Housewares, and Durable Consumer
               Products: Carpets, Floor Coverings, Furniture, Cooking,
               Ranges

          19.  Hotels, Motels, Inns and Gaming

          20.  Insurance: Life, Property and Casualty, Broker, Agent,
               Surety

          21. Leisure, Amusement, Entertainment: Boating, Bowling, Billiards, Musical Instruments, Fishing, Photo Equipment, Records, Tapes, Sports, Outdoor Equipment (camping), Tourism, Resorts, Games, Toy Manufacturing

          22.  Machinery (Non-Agriculture, Non-Construction, Non-Electronic):
               Industrial, Machine Tools, Steam Generators

          23. Oil and Gas: Crude Producer, Retailer, Well Supply, Service and Drilling

          24.  Personal, Food and Vending

          25. Printing and Publishing: Graphic Arts, Paper, Paper Products, Business Forms, Magazines, Books, Periodicals, Newspapers, Textbooks

          26. Cargo Transport: Rail, Shipping, Railroads, Rail-car Builders, Ship Builders, Containers, Container Builders, Parts, Overnight Mail, Trucking, Truck Manufacturing, Trailer Manufacturing, Air Cargo, Transport

          27. Retail Stores: Apparel, Toy, Variety, Drugs, Department, Mail Order Catalog, Showroom

          28.  Cellular

          29.  Data and Internet Services

          30.  Satellite

          31.  Telecommunications Equipment

          32.  Other Telecommunications

          33. Textiles and Leather: Producer, Synthetic Fiber, Apparel Manufacturer, Leather Shoes

          34.  Utilities: Electric, Water, Hydro Power, Gas, Diversified

          35. Domestic Radio and TV Broadcasting and Foreign Cable, Radio and and TV Broadcasting and Equipment

          36.  North American Cable

          37.  Other Broadcasting and Entertainment

     Without amending these Articles Supplementary and to the extent permitted by Maryland law, the S&P Industry Classifications applicable with respect to the Fund may be changed from those set forth in these Articles Supplementary to other S&P Industry Classifications recognized by S&P if the Board of Directors of the Fund determines and S&P advises the Fund in writing that the change will not adversely affect its then-current rating of the Preferred Stock.

     The Fund shall use its discretion in determining which industry classification is applicable to a particular investment.

(nnn) "Securities Act" means the Securities Act of 1933, as amended from time to time.

(ooo) "Securities Depository" means the Depository Trust Company and Clearing Corporation and its successors and assigns or any successor securities depository selected by the Fund that agrees to follow the procedures required to be followed by such securities depository in connection with the Preferred Shares.

(ppp) "Short-Term Money Market Instruments" means the following types of instruments if, on the date of purchase or other acquisition thereof by the Fund the remaining terms to maturity thereof are not in excess of 360 days.

     (i) commercial paper that is rated as of each Valuation Date either A-1+, A-1, or A-2 by S&P, provided, however, that A-1 and A-2 rated commercial paper can equal in the aggregate no more than 20% of all S&P Eligible Assets, holdings of A-1 rated commercial paper must be divided equally among at least three issuers and holdings of A-2 rated commercial paper must be divided equally among at least five issuers;

     (ii) demand or time deposits in, certificates of deposit of, bankers' acceptance issued by, or federal funds sold to (A) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or
          (B) a United States branch office or agency of a foreign depository institution (provided that such branch office or agency is subject to banking regulation under the laws of the United States any state thereof or the District of Columbia) if, in each case, the certificates of deposit, if any, and the long-term unsecured debt obligations (other than such obligations the ratings of which are based on the credit of a person or entity other than such depository institution or trust company) of such depository institution or trust company that have credit ratings on each Valuation Date of at least A-2 from S&P, in the case of commercial paper or certificates of deposit; provided, however, that the foregoing credit rating requirement shall be deemed to be met with respect to a depository institution or trust company if (1) such depository institution or trust company is the principal depository institution in a holding company system, (2) the certificates of deposit, if any, of such depository institution or trust company are not rated on any Valuation Date below

          A-l+ by S&P and there is no long-term rating, and (3) the holding company shall meet all of the foregoing credit rating requirements (including the preceding proviso in the case of investments that mature in no more than one Business Day from the date of purchase or other acquisition by the Fund);

     (iii) next-day federal funds;

     (iv) Eurodollar demand or time deposits in, or certificates of deposit of, the head office or the London branch office of a depository institution or trust company meeting the credit rating requirements of commercial paper and long-term unsecured debt obligations specified in clause (ii) above, provided that the interest receivable by the Fund shall not be subject to any withholding or similar taxes;

     (v)  United States Treasury Bills; and

     (vi) repurchase obligations with respect to a U.S. Government Obligation, Federal National Mortgage Association Certificate, Federal Home Loan Mortgage Corporation Certificate or Government National Mortgage Association Certificate entered into with a depository institution, the deposits of which are insured by the Federal Insurance Corporation or the Federal Savings and Loan Insurance Corporation and the commercial paper or other unsecured short-term debt obligations of which are rated at least A-1 by Standard & Poor's, which must be repurchased within one Business Day from the date such repurchase obligation was entered into.

(qqq) "Specific Redemption Provisions" means, with respect to any Alternate Term Period of more than one year, or any combination of (i) a period (a "Non-Call Period") determined by the Board of Directors after consultation with the Broker-Dealers, during which the shares subject to such Alternate Term Period are not subject to redemption at the option of the Fund pursuant to
     Section 3(a)(i) and/or Section 3(a)(ii) and/or Section 3(a)(iii) and (ii) a period (a "Premium Call Period"), consisting of a number of whole years as determined by the Board of Directors after consultation with the Broker-Dealers, during each year of which the shares subject to such Alternate Term Period shall be redeemable at the Fund's option pursuant to
     Section 3(a)(i) and/or in connection with any mandatory redemption pursuant to Section 3(a)(ii) and/or 3(a),(iii) at a price per share equal to the

     Liquidation Value plus accumulated but unpaid dividends (whether or not earned or declared) plus a premium expressed as a percentage or percentages of the Liquidation Value or expressed as a formula using specified variables as determined by the Board of Directors after consultation with the Broker-Dealers.

(rrr) "Standard Term Period" means a Dividend Period of seven days, unless such seventh day is not a Business Day, then the number of days ending on the Business Day next succeeding such seventh day.

(sss) "Submission Deadline" means 1:00 p.m., New York City time, on each Auction Date, or such other time on such Auction Date as may be specified from time to time by the Auction Agent as the time by which each Broker-Dealer must submit to the Auction Agent all Orders obtained by it for the Auction to be conducted on such Auction Date.

(ttt) "Transfer Agent" means PFPC Global Fund Services, unless and until another entity appointed by a resolution of the Board of Directors enters into an agreement with the Fund to serve as Transfer Agent.

(uuu) "Treasury Index Rate" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities having the same number of 30-day periods to maturity as the length of the applicable Dividend Period, determined, to the extent necessary, by linear interpolation based upon the yield for such securities having the next shorter and next longer number of 30-day periods to maturity treating all Dividend Periods with a length greater than the longest maturity for such securities as having a length equal to such longest maturity, in all cases based upon data set forth in the most recent weekly statistical release published by the Board of Governors of the Federal Reserve System (currently in H. 15(519)); provided, however, if the most recent such statistical release shall not have been published during the 15 days preceding the date of computation, the foregoing computations shall be based upon the average of comparable data as quoted to the Fund by at least three recognized dealers in U.S. Government securities selected by the Fund.

(vvv) "U.S. Treasury Securities" means direct obligations of the United States provided that such direct obligations are entitled to the full faith and credit of the United States and that any such obligations, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption, are free and clear of claims of any third parties and are registered in the name of the trustee, who has a first perfected security interest thereto.

(www) "Valuation Date" means (a) the fifteenth day of each month or, if such day is not a Business Day, the next succeeding Business Day and (b) the last Business Day of such month, provided, that the first Valuation Date may occur on any other date established by the Fund and provided, further, that such date shall be not more than fifteen days from the date on which the Preferred Stock initially is issued.

(xxx) "Volatility Factor" means 2.28, or such other number as determined by S&P from time to time.

(yyy) "Voting Period" has the meaning set forth in Section 6(b).

(zzz) "Zero-Coupon Securities" means bonds that do not provide for the periodic payment of interest.

19. Interpretation. References to sections, subsections, clauses, sub-clauses, paragraphs and subparagraphs are to such sections, subsections, clauses, sub- clauses, paragraphs and subparagraphs contained in this Part I or Part II hereof, as the case may be, unless specifically identified otherwise. In addition, capitalized terms not defined in Section 18 of this Part I shall have the respective meanings specified in Part II hereof.

                                    PART II

1. Certain Definitions. As used in this Part II, the following terms shall have the following meanings, unless the context otherwise requires and all section references below are to this Part II except as otherwise indicated. Capitalized terms not defined in this Section 1 of this Part II shall have the respective meanings specified in Part I hereof.

     (a) "Agent Member" means a member of or participant in the Securities Depository that will act on behalf of a person placing an Order.

     (b) "Available Preferred Shares" has the meaning specified in Section 5(a)(i).

     (c)  "Buy Order" has the meaning specified in Section 2(b).

     (d) "Existing Holder" means (a) a person who has signed a Master Purchaser's Letter and beneficially owns those Preferred Shares listed in that person's name in the records of the Auction Agent or (b) the beneficial owner of those Preferred Shares which are listed under such person's Broker-Dealer's name in the records of the Auction Agent, which Broker-Dealer shall have signed a Master Purchaser's Letter.

     (e)  "Hold Order" has the meaning specified in Section 2(b).

     (f)  "Hold/Sell Order" has the meaning specified in Section 2(b).

     (g) "Master Purchaser's Letter" means a letter substantially in the form of or containing provisions similar to those in the form attached as an Exhibit to the Fund's Registration Statement on Form N-2, which is required to be executed by each prospective purchaser of Preferred Shares or the Broker- Dealer through whom such shares will be held.

     (h)  "Order" has the meaning specified in Section 2(b).

     (i) "Potential Holder," when used with respect to Preferred Shares, means any person, including any Existing Holder of Preferred Shares (i) who shall have executed a Master Purchaser's Letter or whose shares will be listed under such person's Broker-Dealer's name on the records of the Auction Agent, which Broker-Dealer shall have executed a Master Purchaser's Letter and (ii) who may be interested in acquiring shares of Preferred Shares (or, in the case of an Existing Holder of Preferred Shares, additional shares of Preferred Shares.

     (j)  "Sell Order" has the meaning specified in Section 2(b).

     (k)  "Submitted Buy Order" has the meaning specified in Section 5(a).

     (l)  "Submitted Hold Order" has the meaning specified in Section 5(a).

     (m)  "Submitted Hold/Sell Order" has the meaning specified in Section 5(a).

     (n)  "Submitted Order" has the meaning specified in Section 5(a).

     (o)  "Submitted Sell Order" has the meaning specified in Section 5(a).

     (p) "Sufficient Clearing Orders" means that all Preferred Shares are the subject of Submitted Hold Orders or that the number of Preferred Shares that are the subject of Submitted Buy Orders by Potential Holders specifying one or more rates equal to or less than the Maximum Applicable Rate exceeds or equals the sum of (A) the number of Preferred Shares that are the subject of Submitted Hold/Sell Orders by Existing Holders specifying one or more rates higher than the Maximum Applicable Rate and (B) the number of Preferred Shares that are subject to Submitted Sell Orders.

     (q) "Winning Rate" means the lowest rate specified in the Submitted Orders which, if (A) each Submitted Hold/Sell Order from Existing Holders specifying such lowest rate and all other Submitted Hold/Sell Orders from Existing Holders specifying lower rates were accepted and (B) each Submitted Buy Order from Potential Holders specifying such lowest rate and all other Submitted Buy Orders from Potential Holders specifying lower rates were accepted, would result in the Existing Holders described in clause (A) above continuing to hold an aggregate number of Preferred Shares which, when added to the number of Preferred Shares to be purchased by the Potential Holders described in clause (B) above and the number of Preferred Shares subject to Submitted Hold Orders, would be equal to the number of Preferred Shares.

2.  Orders by Existing Holders and Potential Holders.

(a) On or prior to the Submission Deadline on each Auction Date with respect to the Preferred Shares:

     (i)  each Existing Holder may submit to a Broker-Dealer information as to:

                    (A) the number of Outstanding shares of the Preferred
               Shares, if any, held by such Existing Holder which such Existing Holder desires to continue to hold without regard to the Applicable Rate for the next succeeding Dividend Period;

                    (B) the number of Outstanding shares of the Preferred
               Shares, if any, held by such Existing Holder which such Existing Holder desires to continue to hold, provided that the Applicable Rate for the next succeeding Dividend Period shall not be less than the rate per annum specified by such Existing Holder; and/or

                    (C) the number of Outstanding shares of the Preferred
               Shares, if any, held by such Existing Holder which such Existing Holder offers to sell without regard to the Applicable Rate for the next succeeding Dividend Period; and

          (ii) each Broker-Dealer, using a list of Potential Holders that shall be maintained in good faith for the purpose of conducting a competitive Auction, shall contact Potential Holders, including persons that are not Existing Holders, on such list to determine the number of Outstanding shares of the Preferred Shares, if any, which each such Potential Holder offers to purchase, provided that the Applicable Rate for the next succeeding Dividend Period shall not be less than the rate per annum specified by such Potential Holder.

(b) For the purposes hereof, the communication to a Broker-Dealer of information referred to in clause (i) or (ii) of Section 2(a) of this Part II is hereinafter referred to as an "Order"; an Order containing the information referred to in clause (i)(A) of Section 2(a) of this Part II is hereinafter referred to as a "Hold Order"; an Order containing the information referred to in clause (i)(B) of Section 2(a) of this Part II is hereinafter referred to as a "Hold/Sell Order"; an Order containing the information referred to in clause (i)(C) of Section 2(a) of this Part II is hereinafter referred to as a "Sell Order"; and an Order containing the information referred to in clause (ii) of Section 2(a) of this Part II is hereinafter referred to as a "Buy Order."

(c) A Hold/Sell Order by an Existing Holder shall constitute an irrevocable offer to sell:

                    (A) the number of Outstanding shares of the Preferred Shares specified in such Order if the Applicable Rate determined on such Auction Date shall be less than the rate per annum specified in such Order; or

                    (B) a lesser number of Outstanding shares of the Preferred
               Shares to be determined as set forth in Section 6(a)(v) if the Applicable Rate determined on such Auction Date shall be equal to the rate per annum specified therein; or

                    (C) a lesser number of Outstanding shares of the Preferred
               Shares to be determined as set forth in Section 6(b)(iv) if such specified rate per annum shall be higher than the Maximum Applicable Rate and Sufficient Clearing Orders do not exist.


          (ii) A Sell Order by an Existing Holder shall constitute an irrevocable offer to sell the number of Outstanding shares of the Preferred Shares specified in such Sell Order.

          (iii) A Buy Order by a Potential Holder shall constitute an irrevocable offer to purchase:

                    (A) the number of Outstanding shares of the Preferred Shares specified in such Order if the Applicable Rate determined on such Auction Date shall be higher than the rate per annum specified in such Order; or

                    (B) such number or a lesser number of Outstanding shares of the Preferred Shares to be determined as set forth in Section 6(a)(vi) if the Applicable Rate determined on such Auction Date shall be equal to the rate per annum specified therein.

3.  [Reserved]

4.  Submission of Orders by Broker-Dealers to Auction Agent.

     (a) Each Broker-Dealer shall submit in writing to the Auction Agent prior to the Submission Deadline on each Auction Date for the Auction to be conducted on such Auction Date all Orders obtained by such Broker-Dealer and specifying with respect to each Order:

          (i) the aggregate number of shares of the Preferred Shares that are the subject of such Order;

          (ii) to the extent that such Order is placed by an Existing Holder:

               (A) the number of shares of the Preferred Shares, if any, subject to any Hold Order placed by such Existing Holder;

               (B) the number of shares of the Preferred Shares, if any, subject to any Hold/Sell Order placed by such Existing Holder;

               (C) the number of shares of the Preferred Shares, if any, subject to any Sell Order placed by such Existing Holder;

     (iii) to the extent that such Order is placed by an Potential Holder, the number of shares of the Preferred Shares subject to such Order; and

     (iv) the rate per annum specified in such Order.

(b) If any rate per annum specified in any Order contains more than three figures to the right of the decimal point, the Auction Agent shall round such rate up to the next highest one-thousandth (.0001) of 1%.

(c) If an Order or Orders covering all shares of the Preferred Shares held by any Existing Holder are not submitted to the Auction Agent by the Submission Deadline, the Auction Agent shall, only in the case of an Auction preceding a Dividend Period of 93 days or fewer and at the conclusion of a Dividend Period of 93 days or fewer, deem a Hold Order to have been submitted on behalf of such Existing Holder covering the number of shares held by such Existing Holder and not subject to Orders submitted to the Auction Agent. If an Order or Orders covering all shares of the Preferred Shares held by any Existing Holder are not submitted to the Auction Agent by the Submission Deadline, the Auction Agent will, in the case of all other Auctions, deem a Sell Order to have been submitted on behalf of such Existing Holder covering the number of shares held by such Existing Holder and not subject to Orders submitted to the Auction Agent.

(d) If one or more Orders on behalf of an Existing Holder covering in the aggregate more than the number of shares of the Preferred Shares held by such Existing Holder are submitted to the Auction Agent, such Orders shall be considered valid as follows and in the following order of priority:

     (i) If one or more Hold Orders shall be submitted on behalf of an Existing Holder as to a number of shares of the Preferred Shares greater than the number of shares of the Preferred Shares held by such Existing Holder, such Hold Order or Hold

          Orders shall be considered valid only as to the number of shares of the Preferred Shares held by such Existing Holder. In the case of multiple Hold Orders, each such Hold Order shall be considered valid pro rata.

     (ii) If one or more Hold/Sell Orders shall be submitted on behalf of an Existing Holder as to a number of shares of the Preferred Shares greater than the excess of the number of shares of the Preferred Shares held by such Existing Holder over the number of shares of such Preferred Shares subject to Hold Orders submitted on behalf of such Existing Holder, such Hold/Sell Order or Hold/Sell Orders shall be considered valid only as to the number of Preferred Shares equal to such excess. In the case of multiple Hold/Sell Orders specifying different rates, such Hold/Sell Orders shall be considered valid in increasing order of such rates. In the case of multiple Hold/Sell Orders specifying the same rate, each such Hold/Sell Order shall be considered valid pro rata.

     (iii) If one or more Sell Orders shall be submitted on behalf of an Existing Holder as to a number of shares of the Preferred Shares greater than the excess of the number of shares of the Preferred Shares held by such Existing Holder over the number of shares of the Preferred Shares subject to Hold Orders and Hold/Sell Orders submitted on behalf of such Existing Holder, such Sell Order or Sell Orders shall be considered valid only as to the number of shares equal to such excess. In the case of multiple Sell Orders, each such Sell Order shall be considered valid pro rata.

(e) If more than one Order is submitted on behalf of any Existing Holder or Potential Holder, each Order submitted shall be a separate Order with the rate and shares of the Preferred Shares therein specified.

(f) In the case of any Dividend Period of 93 days or fewer, if any rate specified in any Order is lower than the Minimum Applicable Rate for the Dividend Period with respect to which such Order is made, such Order will be deemed to be an Order specifying a rate equal to such Minimum Applicable Rate.

(g) In the case of any Dividend Period of more than 93 days, only Buy Orders, Hold/Sell Orders and Sell Orders may be submitted.

5.  Determination of Sufficient Clearing Orders. Winning Rate and Applicable
    Rate.

(a) Not earlier than the Submission Deadline on each Auction Date, the Auction Agent shall assemble all Orders submitted or deemed submitted to it by the Broker-Dealers (each such Order as submitted or deemed submitted by a Broker-Dealer being hereinafter referred to individually as a "Submitted Hold Order," a "Submitted Hold/Sell Order", a "Submitted Sell Order" or a "Submitted Buy Order," as the case may be, or as a "Submitted Order") and shall determine:

     (i) the excess of the total number of Outstanding shares of the Preferred Shares over the number of Outstanding shares of the Preferred Shares that are the subject of Submitted Hold Orders (such excess being hereinafter referred to as the "Available Preferred Shares");

     (ii) from the Submitted Orders whether the number of Outstanding shares of the Preferred Shares that are the subject of Submitted Buy Orders by Potential Holders specifying one or more rates per annum equal to or lower than the Maximum Applicable Rate exceeds or is equal to the sum of:

               (A) the number of shares of the Preferred Shares that are the subject of Submitted Hold/Sell Orders by Existing Holders specifying one or more rates per annum higher than the Maximum Applicable Rate, and

               (B) the number of shares of the Preferred Shares that are subject to Submitted Sell Orders (if such excess or such equality exists (other than because the number of Outstanding shares of such Preferred Shares in clauses (A) and (B) above are each zero because all of the Outstanding shares of the Preferred Shares are the subject of Submitted Hold Orders), such Submitted Buy Orders by Potential Holders being hereinafter referred to collectively as "Sufficient Clearing Orders"), would result in the number of shares subject to all Submitted Orders specifying the Winning Rate or a lower rate per annum being at least equal to the Available Preferred Shares.

(b)  Promptly after the Auction Agent has made the determinations pursuant to
     Section 5(a), the Auction Agent shall advise the Fund of the Maximum Applicable Rate and, based on such determinations, the Applicable Rate for the next succeeding Dividend Period as follows:

     (i) If Sufficient Clearing Orders exist, that the Applicable Rate for the next succeeding Dividend Period shall be equal to the Winning Rate;

     (ii) If Sufficient Clearing Orders do not exist (other than because all of the Outstanding shares of the Preferred Shares are the subject of Submitted Hold Orders), that the Applicable Rate for the next succeeding Dividend Period shall be equal to the Maximum Applicable Rate and the Dividend Period shall be a Standard Term Period; or

     (iii) If all Existing Holders submit (or are deemed to have submitted) Hold Orders in an Auction, the Dividend Period next succeeding the Auction shall automatically be the same Dividend Period as that Dividend Period immediately preceding the Auction and the Applicable Rate will be the Minimum Applicable Rate (or such other rate if there is no Minimum Applicable Rate) in effect on the date of the Auction with respect to such Dividend Period.

6. Acceptance and Rejection of Submitted Orders and Submitted Sell Orders and Allocation of Shares.

          Based upon the results of the Auction, the Auction Agent will determine the aggregate number of shares to be held and sold by Existing Holders and to be purchased by Potential Holders, and, with respect to each Broker-Dealer, determine the extent to which such Broker-Dealer will deliver, and from which other Broker-Dealers such Broker-Dealer will receive, shares.

(a)  If Sufficient Clearing Orders exist:

     (i)  all Submitted Hold Orders will be accepted;

     (ii) all Submitted Sell Orders will be accepted and all Submitted Hold/Sell Orders specifying any rate higher than the Winning Rate will be accepted as Sell Orders;

     (iii) all Submitted Hold/Sell Orders specifying a rate lower than the Winning Rate will be accepted as Hold Orders;

     (iv) all Submitted Buy Orders specifying a rate lower than the Winning Rate will be accepted;

     (v) all Submitted Hold/Sell Orders specifying a rate equal to the Winning Rate will be accepted as Hold Orders unless the number of shares subject to all such Submitted Hold/Sell Orders is greater than the number of shares remaining unaccounted for after the acceptances described in clauses (i),

          (iii) and (iv) above, in which event each such Submitted Hold/Sell Order will be accepted as a Hold Order and a Sell Order as to the respective number of shares determined in accordance with the Proration Procedures; and

     (vi) all Submitted Buy Orders specifying a rate equal to the Winning Rate will be accepted, unless the number of shares subject to all such Submitted Buy Orders is greater than the number of shares remaining unaccounted for after the acceptances described in clauses (i), (iii),
          (iv) and (v) above, in which event each such Submitted Buy Order will be accepted only as to the number of shares determined in accordance with the Proration Procedures.

(b)  If Sufficient Clearing Orders do not exist:

     (i)  all Submitted Hold Orders will be accepted;

     (ii) all Submitted Hold/Sell Orders specifying a rate equal to or lower than the Maximum Applicable Rate will be accepted as Hold Orders;

    (iii) all Submitted Buy Orders specifying a rate equal to or lower than the Maximum Applicable Rate will be accepted; and

     (iv) all Submitted Hold/Sell Orders specifying a rate higher than the Maximum Applicable Rate and all Submitted Sell Orders will be accepted as Hold Orders and as Sell Orders as to the respective number of shares of the Preferred Shares determined in accordance with the Proration Procedures.

(c) If as a result of the procedures described in Section 6(a) or 6(b) any Existing Holder would be entitled or required to sell, or any Potential Holder would be entitled or required to purchase, a fraction of a share of the Preferred Shares in any Auction, the Auction Agent will, in such manner as, in its sole discretion, it shall determine, round up or down the number of shares of the Preferred Shares being sold or purchased on such Auction Date so that each share sold or purchased by each Existing Holder or Potential Holder will be a whole share of the Preferred Shares even if such allocation results in one or more of such Potential Holders not purchasing any shares of the Preferred Shares or in one or more Existing Holders no longer holding any shares of the Preferred Shares.

(d) If, as a result of the procedures described in Section 6(a), any Potential Holder would be entitled or required to purchase a fraction of a share of the Preferred Shares, as applicable, on any Auction Date, the Auction Agent shall, in such manner as in its sole discretion it shall determine, allocate shares of the Preferred Shares for purchase among Potential Holders so that only whole shares of the Preferred Shares are purchased on such Auction Date by any Potential Holder, even if such allocation results in one or more of such Potential Holders not purchasing any shares of the Preferred Shares on such Auction Date or in one or more Existing Holders no longer holding any shares of the Preferred Shares.

(e) Based on the results of each Auction, the Auction Agent shall determine, with respect to each Broker-Dealer that submitted Orders on behalf of Existing Holders or Potential Holders, the aggregate number of shares of the Preferred Shares to be purchased and the aggregate number of shares of the Preferred Shares to be sold by such Potential Holders and Existing Holders and, to the extent that such aggregate number of shares of the Preferred Shares to be purchased and such aggregate number of shares of such series of ATP to be sold differ, the Auction Agent shall determine to which other Broker-Dealer or Broker-Dealers acting for one or more purchasers such Broker-Dealer shall deliver, or from which other Broker-Dealer or Broker-Dealers acting for one or more sellers such Broker-Dealer shall receive, as the case may be, shares of the Preferred Shares.

 7.  Notification of Results; Settlement.

(a) The Auction Agent will advise each Broker-Dealer that submitted an Order whether such Order was accepted and of the Applicable Rate for the next Dividend Period by telephone by approximately 3:00 p.m., New York City time, on each Auction Date. Each Broker-Dealer that submitted an Order will as soon as practicable advise each Existing Holder and Potential Holder whether its Order was accepted and will confirm in writing purchases and sales with each Existing Holder and Potential Holder purchasing or selling shares as a result of an auction as soon as practicable on the Business Day next succeeding the Auction Date. Each Broker-Dealer that submitted a Hold Order will advise each Existing Holder on whose behalf such Hold Order was submitted of the Applicable Rate for the shares of the Preferred Shares for the next Dividend Period.

(b) In accordance with the Securities Depository's normal procedures, on the Business Day after the Auction Date, the transactions described above will be executed through the Securities Depository and the accounts of the respective Agent Members at the Securities Depository will be debited and credited and shares delivered as necessary to effect the purchases and sales as determined in the Auction. Purchasers will make payment through their Agent Members in same-day funds to the Securities Depository against delivery through their Agent Members; the Securities Depository will make payment in accordance with its normal procedures as in effect from time to time.

(c) If any Existing Holder selling shares in an Auction fails to deliver such shares, the Broker-Dealer of any person that was to have purchased shares in such Auction may deliver to such person a number of whole shares that is less than the number of shares that otherwise was to be purchased by such person. In such event, the number of shares to be so delivered shall be determined by such Broker-Dealer. Delivery of such lesser number of shares shall constitute good delivery.

8.  Miscellaneous.

          The Board of Directors may interpret the provisions of these Auction Procedures to resolve any inconsistency or ambiguity, remedy any formal defect or make any other change or modification that does not adversely affect the rights of Existing Holders of shares of the Preferred Shares. Except as otherwise required by law, an Existing Holder shall have the ownership of the shares of the Preferred Shares held by it maintained in book entry form by the Securities Depository in the account of (a) for an Existing Holder who holds shares of the Preferred Shares directly, its Agent Member, which in turn will maintain records of such Existing Holder's beneficial ownership or (b) for an Existing Holder holding shares of the Preferred Shares through a Broker-Dealer, its Broker-Dealer's Agent Member, in which case its Broker-Dealer shall maintain records of such Existing Holder's beneficial ownership. Neither the Fund nor any Affiliate of the Fund shall submit an Order in any Auction. Any Existing Holder that is such an Affiliate shall not sell, transfer or otherwise dispose of shares of the Preferred Shares to any Person other than the Fund. All of the shares of the Preferred Shares shall be represented by a single certificate registered in the name of the nominee of the Securities Depository unless otherwise required by law or unless there is no Securities Depository. If there is no Securities Depository, at the Fund's option and upon its receipt of such documents as it deems appropriate, any shares of the Preferred Shares may be registered in the share register for the shares of the Preferred Shares maintained by the Auction Agent in the name of the Existing Holder thereof or in the name of such Existing holder's Broker-Dealer and such Existing Holder or such Existing Holder's Broker-Dealer thereupon will be entitled to receive certificates therefor and required to deliver certificates therefor upon transfer or exchange thereof.

                                   EXHIBIT A


                             ZENIX INCOME FUND INC.

                           NOTICE OF AUCTION DATE FOR

         AUCTION RATE CUMULATIVE PREFERRED STOCK ("PREFERRED SHARES")



          NOTICE IS HEREBY GIVEN that the Auction Date of the next Auction for the Preferred Shares of ZENIX INCOME FUND INC. (the "Fund") is scheduled to be ________ and the next Dividend Payment Date for the Fund's Preferred Shares will be ___________.


                             ZENIX INCOME FUND INC.

                                   EXHIBIT B


                             ZENIX INCOME FUND INC.


                       NOTICE OF PROPOSED DESIGNATION OF

                           ALTERNATE TERM PERIOD FOR

                    AUCTION RATE CUMULATIVE PREFERRED STOCK



          NOTICE IS HEREBY GIVEN that ZENIX INCOME FUND INC. (the "Fund") proposes to exercise its option to designate the Dividend Period of its Auction Rate Cumulative Preferred Stock (the "Preferred Shares") commencing [the first day of the proposed Alternate Term Period] and ending [the last day of the proposed Alternate Term Period] as an Alternate Term Period.

          By 9:00 A.M., New York City time, on the Business Day next preceding the first day of such proposed Alternate Term Period, the Fund will notify the Auction Agent for the Preferred Shares of either (a) its determination to exercise such option, designating the length of such Alternate Term Period and the terms of the Specific Redemption Provisions, if any, or (b) its determination not to exercise such option.

                                             ZENIX INCOME FUND INC.


Dated: ___________

                                   EXHIBIT C


                             ZENIX INCOME FUND INC.


               NOTICE OF DESIGNATION OF ALTERNATE TERM PERIOD OF

                    AUCTION RATE CUMULATIVE PREFERRED STOCK



          NOTICE IS HEREBY GIVEN that ZENIX INCOME FUND INC. (the "Fund") has determined to designate the Dividend Period of its Auction Rate Cumulative Preferred Stock (the "Preferred Shares") commencing on [the first day of the Alternate Term Period] and ending on [the last day of the Alternate Term Period] as an Alternate Term Period.

          The Alternate Term Period will be ___ [days] [year(s]].

          The Auction Date for the Alternate Term Period is [the Business Day next preceding the first day of such Alternate Term Period].

          The scheduled Dividend Payment Dates for the Preferred Shares during such Alternate Term Period will be __________________.

          [Specific Redemption Provisions, if applicable.]

          [The Alternate Term Period shall not commence if on such Auction Date Sufficient Clearing Orders shall not exist.]

                             ZENIX INCOME FUND INC.



Dated: ______________

                                   EXHIBIT D


                             ZENIX INCOME FUND INC.


                    NOTICE OF DETERMINATION NOT TO DESIGNATE

                            ALTERNATE TERM PERIOD OF

                    AUCTION RATE CUMULATIVE PREFERRED STOCK



          NOTICE IS HEREBY GIVEN that ZENIX INCOME FUND INC. (the "Fund") has determined not to exercise its option to designate an Alternate Term Period of its Auction Rate Cumulative Preferred Stock. Accordingly, the next succeeding Dividend Period will be a Standard Term Period.

                             ZENIX INCOME FUND INC.



Dated: ______________



                                      D-1